UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

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Kraton Performance Polymers, Inc.

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KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

To Our Stockholders:

We are pleased to invite you to attend the Annual Meeting of the Stockholders of Kraton Performance Polymers, Inc., which will be held Wednesday, June 5, 2013, at 2:00 p.m. central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.

The following pages include a formal notice of the meeting and our proxy statement. The proxy statement describes various matters on the agenda for the meeting. Please read these materials so that you will know what we plan to do at the meeting. It is important that your shares be represented at our Annual Meeting regardless of whether you plan to attend the meeting in person. Please vote your shares as soon as possible through any of the voting options available to you as described in our proxy statement.

On behalf of management and the board of directors, we thank you for your continued interest in Kraton Performance Polymers, Inc.

Sincerely,

Kevin M. Fogarty,

President and Chief Executive Officer

HOUSTON, TEXAS

April 15, 2013

KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 5, 2013, at 2:00 p.m. central time

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Kraton Performance Polymers, Inc. will be held on Wednesday, June 5, 2013, at 2:00 p.m. central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 for the following purposes:

1.	To elect three Class I directors, each to serve for a three-year term and until a successor is duly elected and qualified;

2.	To conduct an advisory vote on the compensation of our named executive officers;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year; and

4.	To transact other business that may properly come before the meeting and any postponement or adjournment of the meeting.

Our board of directors has fixed the close of business on April 8, 2013 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A list of such stockholders will be open to examination by any stockholder at the annual meeting and for a period of ten days prior to the date of the annual meeting during ordinary business hours at our executive offices located at 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. A copy of the Annual Report of Kraton Performance Polymers, Inc. for the year ended December 31, 2012 is enclosed. We plan to commence mailing our proxies, along with this proxy statement and our 2012 annual report, on or about April 15, 2013.

By Order of the Board of Directors,

STEPHEN W. DUFFY,

Vice President, General Counsel and Secretary

HOUSTON, TEXAS

April 15, 2013

YOUR VOTE IS IMPORTANT! WE HOPE YOU WILL VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.

PROXY STATEMENT SUMMARY

This summary contains highlights of important information you will find elsewhere in our proxy statement and is qualified in its entirety by the more detailed information included elsewhere in our proxy statement. This summary does not contain all of the information you should consider before voting, and you should read the entire proxy statement before voting.

Annual Meeting Information

Time and Date: Wednesday, June 5, 2013, at 2:00 p.m. central time

Location: The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032

Record Date: April 8, 2013

Agenda and Voting Recommendation

Agenda Item	Board Recommendation	Page
Elect three Class I Directors, term expiring in 2016	FOR each nominee	8
Advisory vote on the compensation of named executive officers	FOR	51
Ratify appointment of KPMG LLP as independent registered public accounting firm for 2013	FOR	52

Proposal 1 – Election of Class I Directors

The following table provides summary information about each of our nominees for Class I director.

		Director Since			Other Current Public Boards
Name	Age		Primary Occupation	Independent
Anna C. Catalano	53	2011	Retired Group Vice President, Global Marketing, of BP plc	Yes	3
Barry J. Goldstein	70	2008	Retired Executive Vice President and Chief Financial Officer of Office Depot, Inc.	Yes	1
Dan F. Smith	66	2008	Retired Chairman, President and Chief Executive Officer of Lyondell Chemical Company	Yes	1

Proposal 2 – Advisory Vote on the Compensation of the Named Executive Officers

Compensation Aligned with Stockholder Interests. Our pay-for-performance and corporate governance practices concerning executive compensation ensure alignment with stockholder interests:

Variable Compensation / Pay-for-Performance:	Corporate Governance:
• Compensation philosophy generally targets executive compensation at the median of our peers.	• Our Compensation Committee consults an independent compensation consultant.

Variable Compensation / Pay-for-Performance:	Corporate Governance:

• 70% of CEO compensation is variable compensation tied to company performance.	• Our executives do not have individual employment agreements.

• 55% of the compensation to our other named executive officers, excluding the CEO, as a group, is variable compensation tied to company performance.	• Our executive severance policy is market-based and, in the event of a change-in-control, requires a double trigger.

• Cash incentive compensation is tied to company performance metrics and personal goals that drive long-term stockholder returns.	• Our compensation policies and practices do not encourage excessive risk taking.

•    51% of CEO compensation and 40% of aggregate compensation to our other named executive officers is paid in the form of equity compensation, with 70% of such equity compensation delivered in the form of stock options, which only have value to our executives if our stock appreciates.

•    Our executive officers and directors may not hedge or pledge shares of company stock.

•    We clearly and completely disclose our compensation policies and decisions, including performance goals.

•    Our executive officers and directors are subject to stock ownership guidelines.

•    We do not pay excise tax gross-ups.

•    We do not pay tax gross-ups on key perquisites.

Market-based Compensation Tied to Company Performance. Our Compensation Committee looks to total direct compensation for each named executive officer to determine the individual elements of each named executive officer’s pay. Our executive compensation philosophy is designed to provide a base salary and incentive compensation that attracts, motivates, retains and rewards high quality executives by providing competitive compensation in the marketplace with other publicly-traded companies in similar or comparable industries to ours, whose revenue is similar to ours, and/or from which companies we recruit for executive talent. We seek to pay a significant portion of executive compensation in variable compensation, such as cash incentive compensation and long-term equity incentive compensation, which is tied to our company’s performance.

Compensation Highlights for 2012. Following are some of the significant features of our executive compensation for 2012. You should refer to our “Compensation Discussion and Analysis,” below, for further discussions of our Compensation Committee’s rationale for decisions relating to 2012 executive compensation.

•

A Significant Proportion of Total Direct Compensation Was Paid in Variable Compensation. Total variable compensation paid to our CEO, which was comprised of long-term equity incentive compensation (in the form of restricted stock and stock options) and cash incentive compensation (in the form of payments under the Polymer Holdings LLC Cash Incentive Plan), accounted for approximately 70% of his total direct compensation, and aggregate total variable compensation paid to our other named executive officers, excluding our CEO, as a group accounted for approximately 55% of their aggregate total direct compensation.

•

Total Direct Compensation for CEO and Named Executive Officers Decreased in 2012. For our CEO, total compensation decreased approximately 19% in 2012 compared to 2011. Aggregate total direct compensation paid to our other named executive officers, excluding our CEO, as a group decreased approximately 26% in 2012, as compared to 2011 (approximately 14% of this decrease represented the change in pension value attributable to one executive, who was a named executive officer in 2011, but not in 2012).

•

Decreased Levels of Cash Incentive Compensation. For our CEO, cash incentive compensation decreased by approximately 20% compared to 2011. For our other named executive officers, excluding our CEO, as a group, aggregate total cash incentive compensation decreased approximately 8% compared to 2011.

•

Decreased Long-term Equity Incentive Compensation. For our CEO, long-term equity incentive compensation decreased by approximately 30% as compared to 2011. Aggregate long-term equity compensation granted to our other named executive officers, excluding our CEO, as a group in 2012 decreased by approximately 31% as compared to 2011.

•

Base Compensation Increased Slightly in 2012. Base compensation for our CEO, as well as our named executive officers as a group, increased in 2012, as compared to 2011. Base salary for our CEO increased 4% compared to 2011, and aggregate base salary for our other named executive officers, excluding our CEO, as a group increased 9% (approximately 6% of this increase related to a named executive officer who was employed for a partial year in 2011)

•

Results of 2012 Say-on-Pay Vote. Kraton had strong stockholder support for its executive compensation program in 2012, with approximately 98% of the votes cast on the proposal in favor of the proposal.

2012 Operating Results. Despite a difficult macroeconomic environment and a disruptive raw material pricing environment, Kraton demonstrated some meaningful operating and innovation successes in 2012. Management advanced many innovation platforms, including NEXAR, which was commercialized during the year, and continued to see encouraging volume growth in recently introduced innovations, such as polymers for use in highly-modified asphalt and in oilfield applications.

Key operating results for 2012 were as follows:

•	Sales volume was 313.4 kilotons in 2012, up 3.4% from 303.0 kilotons in 2011.

•	Sales revenue was $1,423.1 million for 2012, down 1.0% compared to $1,437.5 million in 2011. Excluding the effects of foreign currency, revenue increased 3.6%.

•	Adjusted EBITDA at ECRC† was $143.8 million in 2012, compared to $128.0 million in 2011.

•	Adjusted EBITDA† was $113.3 million in 2012 compared to $194.3 million in 2011.

•

Net loss for 2012 of $16.2 million or $0.50 per diluted share, compared to net income of $90.9 million or $2.81 per diluted share in 2011. The net loss, and, therefore, the comparability of 2012 and 2011,

†

For a reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC, please refer to “Compensation Discussion and Analysis—Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC.”

was significantly affected by non-cash changes in our valuation allowance for deferred tax assets, which increased our 2012 net loss by $30.7 million or $0.95 per diluted share and increased our 2011 net income by $17.3 million or $0.54 per diluted share.

•	Cash provided by operating activities for 2012 was $146.3 million, compared to $64.8 million in 2011.

•

Year-end “vitality index” (percentage of sales attributable to innovation products commercialized in the preceding five years) at 14%, flat year over year despite a significant amount of products that passed the five-year mark and rolled out of the index. Including these differentiated products, our index would have resulted in an 18% vitality index for 2012.

Named Executive Compensation for 2012. The table below summarizes 2012 compensation for our named executive officers as determined under the rules of the Securities Exchange Commission. See the “2012 Summary Compensation Table,” below, for year over year comparisons and the notes accompanying the table for additional information.

Name and Principal Position	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kevin M. Fogarty President and Chief Executive Officer	726,250	440,993	1,029,001	535,600	2,032	145,419	2,879,295

Stephen E. Tremblay Vice President and Chief Financial Officer	390,000	118,511	276,503	153,800	—	47,380	986,194

Holger R. Jung Vice President, Sales and Marketing	350,000	105,012	245,003	110,700	—	30,873	841,588

Lothar P. F. Freund Vice President, Technology	325,000	97,509	227,500	139,400	1,175	64,570	855,154

Stephen W. Duffy Vice President, Secretary and General Counsel	300,000	90,006	209,997	108,500	—	34,461	742,964

Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for 2013. Set forth below is a summary of KPMG’s fees for services provided in 2012 and 2011.

	2012	2011
	(in millions)
Audit Fees	$1.8	$1.8
Audit-Related Fees	0.2	0.3
Tax Fees	0.3	0.3
All Other Fees	—	—

Total	$2.3	$2.4

KRATON PERFORMANCE POLYMERS, INC.

15710 John F. Kennedy Boulevard, Suite 300

Houston, Texas 77032

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 5, 2013

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Who is making this solicitation of proxies?

A:	This solicitation is made by Kraton Performance Polymers, Inc. on behalf of its board of directors. This proxy statement is first being mailed on or about April 15, 2013 to stockholders of Kraton Performance Polymers, Inc., which is sometimes referred to in this proxy statement as “Kraton,” “we,” “us,” “our,” or the “company.” As used in this proxy statement and as the context requires, references to “Kraton” include our direct and indirect subsidiaries, including our direct, wholly-owned subsidiary Kraton Polymers LLC, through which substantially all of our business and operations are conducted.

We will bear the cost of this proxy solicitation. We may furnish copies of our proxy solicitation material to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of our common stock, and ordinary course handling charges may be paid for such forwarding service. Our officers and other management employees, who will receive no additional compensation for their services, may solicit proxies by mail, email, Internet, facsimile, telephone or in person. We have retained Georgeson Shareholder Communications, Inc., 199 Water Street, 26th Floor, New York, NY 10038, to provide services in connection with our annual meeting, including the solicitation of proxies, at an anticipated cost of $7,000, plus reimbursement of out-of-pocket expenses.

Q:	Where will the annual meeting of stockholders take place?

A:	The annual meeting of stockholders will be held on Wednesday, June 5, 2013, at 2:00 p.m. central time, at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032.

Q:	Who may vote?

A:	All stockholders of record as of the close of business on April 8, 2013, the record date for the meeting, are entitled to vote at the meeting. Holders of our common stock are entitled to one vote per share. At the close of business on the record date, there were 32,528,011 shares of our common stock outstanding.

Q:	Who may attend the meeting?

A:	All stockholders as of the record date, or their duly appointed proxies, may attend the meeting.

Q:	How do I vote?

A:	Because many stockholders cannot attend the annual meeting, it is necessary that a large number of stockholders be represented by proxy. You may vote your proxy in one of the following ways:

•	you may cast your vote by telephone using the toll-free number provided on your proxy card;

•	you may vote online at www.investorvote.com/kra; or

•	you may vote by signing and returning the enclosed proxy card. If you return the proxy card, the persons named on the card will vote your shares in the manner you indicate.

If you hold shares through a brokerage firm, bank or other custodian, you may vote by telephone or the Internet only if the custodian offers that option. Please refer to your proxy card or the information provided by your brokerage firm, bank or other custodian to determine which options are available for voting the proxy.

You may receive more than one proxy card, depending on how you hold your Kraton shares. You should vote each proxy card provided to you using one of the methods described above.

Q:	What am I being asked to vote on?

A:	We are asking you to consider and vote your shares in order to:

•	elect three Class I directors, each to serve until the 2016 annual meeting of stockholders (Proposal No. 1);

•	hold an advisory vote on named executive officer compensation (Proposal No. 2);

•	ratify our Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013 (Proposal No. 3); and

•	transact other business that may properly come before the meeting or any postponement or adjournment of the meeting.

All of these items are discussed in more detail in this proxy statement.

Q:	What is the recommendation of the Kraton board of directors?

A:	Our board of directors recommends that stockholders vote:

•	“FOR” our nominees for Class I Director;

•	“FOR” the advisory vote on the resolution to approve named executive officer compensation; and

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Q:	What happens if I do not indicate how I wish to vote on one or more of the proposals?

A:	If you return your signed proxy card but do not indicate how you wish to vote, the persons named as proxies will vote your shares “FOR” the election of our director nominees (Proposal No. 1), “FOR” the resolution to approve our named executive officer compensation (Proposal No. 2), and “FOR” the ratification of the appointment of KPMG LLP (Proposal No. 3).

We are not aware of any other matters that may come before the annual meeting. If any other matter properly comes before the annual meeting, the proxy holders will vote the proxies according to their judgment.

Q:	What happens if I vote by proxy and later change my mind?

A:	If you are the record holder of your shares, you may revoke your proxy by:

•	writing to our Corporate Secretary at the mailing address in the answer to the last question below;

•	delivering a properly executed proxy card dated after the date of the proxy card you want to revoke;

•	voting at a later time, but prior to 1:00 a.m. eastern time on June 5, 2013, by telephone or the Internet; or

•	attending the annual meeting and casting your vote in person.

If you are a beneficial owner of your shares, you must contact your brokerage firm, bank or other custodian to revoke any prior voting instructions.

Q:	Who are the proxies for the annual meeting?

A:	The named proxies for the annual meeting, Kevin M. Fogarty and Stephen E. Tremblay (or their duly authorized designees), will follow submitted proxy voting instructions. They will vote as the board of directors recommends as to any submitted proxies that do not direct how to vote on any item, and will vote on any other matters properly presented at the annual meeting in their judgment.

Q:	What constitutes a quorum?

A:	We need a quorum of stockholders in order to transact business at our annual meeting. The presence, in person or by proxy, of the holders of record of a majority in voting power of the outstanding shares of common stock entitled to vote at the meeting constitutes a quorum. If you have properly voted by proxy, via mail, telephone or the Internet, you will be considered part of the quorum. We will count abstentions, withhold votes and broker non-votes as present for the purpose of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner votes on some matters on the proxy card, but not on others, because the broker does not have instructions from the beneficial owner or discretionary authority (or declines to exercise discretionary authority) with respect to those other matters. If a quorum is not present, the chairman or the holders of a majority of the shares of common stock present in person or by proxy at the annual meeting may adjourn the meeting, without notice other than an announcement at the meeting, until the required quorum is present.

Q:	If my broker holds my shares in “street name,” will my broker automatically vote my shares for me?

A:	Under the rules of the New York Stock Exchange (“NYSE”), if your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter—the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on any of the other proposals, absent direction from you, because they are considered “non-routine” matters. It is therefore very important that you vote your proxy or voting instruction card so that your vote can be counted.

Q:	What vote is required for the passage of each of the proposals up for consideration at the annual meeting?

A:	Provided a quorum is present, directors are elected by a plurality of the votes represented at the meeting and voted for nominee(s) in the election. Broker non-votes will not affect the outcome of the voting on the election, and a proxy marked “withhold” with respect to a director nominee will result in such director nominee’s receiving fewer “FOR” votes. However, our Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly following the certification of the voting results for such election, tender his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee. For additional details regarding this policy, please see “Corporate Governance Guidelines—Director Resignation Policy,” below.

The affirmative vote of the majority of shares represented at the meeting and voting on the proposal will determine the outcome of the advisory vote on executive compensation and the ratification of our independent registered public accounting firm. For each of these proposals, abstentions and broker non-votes will have no effect on the outcome of the vote.

Q:	Who will count the votes?

A:	Representatives of Georgeson Shareholder Communications, Inc. will tabulate the votes.

Q:	What shares are reflected on my proxy card?

A:	The shares listed on your proxy card represent, as of the record date, all the shares of common stock held in your name, as distinguished from shares held by a broker in “street” name. You should receive a separate voting instruction card from your broker if you hold shares in “street” name.

Q:	What is Kraton’s contact information for purposes of the proxy solicitation?

A:	You can contact us by mail sent to the attention of The Corporate Secretary at our principal executive offices located at 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032. You can call us by dialing 281-504-4700. You can access our proxy materials online at www.investorvote.com/kra.

PROPOSAL 1—ELECTION OF CLASS I DIRECTORS

Our board is presently comprised of ten directors, divided into three classes, designated as Class I, Class II and Class III, each serving staggered three-year terms.

The board has nominated for re-election Anna C. Catalano, Barry J. Goldstein and Dan F. Smith, as Class I directors, to serve until their respective successors are duly elected and qualified at the annual meeting of stockholders held in 2016 or earlier death, resignation or removal. Each nominee is currently a director of Kraton.

Each of Ms. Catalano, Mr. Goldstein and Mr. Smith has consented to being named in this proxy statement and to serving as director if elected at the Annual Meeting. If for any reason, Ms. Catalano, Mr. Goldstein or Mr. Smith becomes unable or unwilling to serve at the time of the Annual Meeting, the board may reduce the size of the board accordingly, or the persons named as proxies in the proxy will have the authority to vote for substitute nominees. We do not anticipate that any nominee named in the proxy statement will be unable or unwilling to serve.

The board has determined that Ms. Catalano, Mr. Goldstein and Mr. Smith are independent under the listing standards of the NYSE.

The board recommends that stockholders vote “FOR” each of the Company’s nominees for Class I Director.

Biographical Information

Set forth below is a brief biography of Ms. Catalano, Mr. Goldstein and Mr. Smith and all other members of the board of directors who will continue in office. In addition, set forth below is a biography of each of our executive officers who is not a director. Where applicable, the date a director joined our board refers to the date the director joined Polymer Holdings LLC, which converted into Kraton Performance Polymers, Inc. in connection with our initial public offering in December 2009.

Also included below following each biography is a brief discussion of the specific experience, qualifications, attributes or skills that led our Nominating and Corporate Governance Committee to conclude that the applicable director should serve on our board at this time. In addition to those criteria discussed below, each of our nominees and directors meets the requirements of applicable law and NYSE listing standards, is judged by the committee to be a person of high character and integrity, and serves our goal of having a well-rounded board, including our consideration of principles of diversity. For a further discussion of the guidelines and qualifications our Nominating and Corporate Governance Committee considers, please see “—Director Nominations,” below.

Nominees for Election as Class I Directors: Term Expiring 2016

Anna C. Catalano. Ms. Catalano, age 53, was named a director in September 2011. Ms. Catalano served in various capacities for BP plc, and its predecessor Amoco, from 1979 until her retirement in 2003, including, from 2000 to 2003, as Group Vice President, Global Marketing, for BP plc. Ms. Catalano currently serves on the boards of directors of Willis Group Holdings plc, Mead Johnson Nutrition Company and Chemtura Corporation, and during the past five years, she previously served on the boards of directors of Hercules Incorporated, SSL International plc and U.S. Dataworks, Inc. Ms. Catalano also serves on the National Board of Directors of the Alzheimer’s Association. Ms. Catalano received her B.S. in marketing and business administration from the University of Illinois.

Ms. Catalano has international business experience and demonstrated executive leadership abilities. Her marketing experience is highly valued by our board of directors and complementary to the skill sets of our board members. Ms. Catalano has extensive experience in Asia, having served as President of Amoco Orient Oil Company and also having lived in Beijing for two years. In particular, Ms. Catalano has experience in China, which is valuable to our Board, and is fluent in Mandarin. Ms. Catalano has served on the boards of a diverse group of public companies and, therefore, brings a wealth of knowledge on corporate governance and board function that is beneficial to the functioning of our board of directors.

Barry J. Goldstein. Mr. Goldstein, age 70, was named a director of our principal operating subsidiary Kraton Polymers LLC in May 2008 and as a director of Kraton Performance Polymers, Inc. in September 2009. Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc. in October 2000, which he first joined as Chief Financial Officer in May 1987. Mr. Goldstein was previously with Grant Thornton from 1969 through May 1987, where he was named a Partner in 1976. Mr. Goldstein is a director of Generac Holdings, Inc. During the past five years, Mr. Goldstein served on the boards of directors of Brand Energy & Infrastructure Services, Inc., Interline Brands, Inc., Noble Environmental Power, LLC and PQ Corp. He received a B.S. degree in economics from the Wharton School at the University of Pennsylvania.

Mr. Goldstein has public company accounting experience at the highest levels, having served as the Chief Financial Officer of Office Depot for 13 years, having been a partner in a major public accounting firm for over a decade, and having served as the chairman of five audit committees, three of them for public companies. Mr. Goldstein also has strong corporate finance experience and demonstrated business leadership experience. Mr. Goldstein has served on the boards of directors of six companies, three of them public, and the board values his experience in matters of corporate governance.

Dan F. Smith. Mr. Smith, age 66, was named a director and Chairman of our principal operating subsidiary Kraton Polymers LLC in February 2008 and as a director of Kraton Performance Polymers, Inc. in September 2009. He began his career with ARCO (Atlantic Richfield Company) in 1968 as an engineer. He was elected President of Lyondell Chemical Company in August 1994, Chief Executive Officer in December 1996, and Chairman of the Board of Directors in May 2007. Mr. Smith retired in December 2007 as Chairman, President and Chief Executive Officer of Lyondell Chemical Company following the acquisition of Lyondell by Basell. Mr. Smith also served as Chief Executive Officer of Equistar Chemicals, LP from December 1997 through December 2007 and as Chief Executive Officer of Millennium Chemicals Inc. from November 2004 until December 2007. Equistar and Millennium are wholly-owned subsidiaries of Lyondell. Mr. Smith is a director and Chairman of the Board of Northern Tier Energy LLC. He also serves as a member of the College of Engineering Advisory Council at Lamar University. Mr. Smith is a graduate of Lamar University with a B.S. degree in chemical engineering.

Mr. Smith has a long and distinguished career in the chemical industry and is widely recognized as an expert in the field. He has extensive executive experience at the highest levels, including several years of experience as the Chief Executive Officer of a major chemical company. Mr. Smith has extensive international business experience, together with a chemical engineering and manufacturing background that is of value to the board. Mr. Smith remains active in the field, serving on the boards of several public and private companies, including as Chairman of the Board, and the board values this diverse business and corporate governance experience.

Incumbent Class II Directors: Term Expiring 2014

Richard C. Brown. Mr. Brown, age 53, was named a director of our principal operating subsidiary Kraton Polymers LLC in May 2008 and as a director of Kraton Performance Polymers, Inc. in September 2009. Mr. Brown is a Managing Director of Sun Capital Partners, Inc., a private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies. Prior to joining Sun Capital Partners, Mr. Brown served as the Chief Executive Officer of Performance Fibers, Inc., a global leader in high-performance industrial fibers and related materials, a position he held from 2008 until January 2013. Previously, Mr. Brown was a vice president of W.R. Grace & Co. and President of the Grace Performance Chemicals business, which business included Grace Construction Products, Grace Residential Building Products and Darex

Packaging Technologies, and he spent 19 years with General Electric Co. in a series of positions with increasing responsibilities, including President of GE Silicones, Core Products Business and President of GE Sealants & Adhesives. Mr. Brown is a director of Ferro Corporation. Mr. Brown has a B.S. degree from Plymouth State University (University of New Hampshire system).

Mr. Brown has extensive experience in the chemical industry, including experience in the specialty chemicals business that is applicable to our business in general as well as to specific lines of our business. He has business leadership experience at the highest levels, having recently served as the CEO of Performance Fibers and having served in senior executive positions with major companies, including General Electric for 19 years and W.R. Grace & Co. Mr. Brown also has significant international business experience that is of value to our board of directors.

Dominique Fournier. Mr. Fournier, age 62, was named a director in February 2012. Mr. Fournier retired in December 2011 as Chief Executive Officer of Infineum International Limited, a joint venture specialty chemical company owned by Shell and ExxonMobil. Mr. Fournier first joined Infineum as its Chief Executive Officer in January 2005. He was previously with ExxonMobil (and its predecessor Exxon) from 1976 to 2004, where he served in various positions in the company’s chemical businesses from manufacturing to marketing to senior leadership positions, including AIB Vice President, from 1998 to 2004 and Managing Director—Exxon Chemical France, from 1996 to 1997. Mr. Fournier is a director of Edwards Group, Inc. Mr. Fournier has a mechanical engineering degree from I’Ecole des Mines de Saint-Etienne in Paris, France.

Mr. Fournier has extensive experience in all aspects of the chemical business, including manufacturing, marketing and executive management, which expertise is of value to our Board. Mr. Fournier has experience in the specialty chemicals business, including at the senior executive level, and has familiarity with Kraton by virtue of commercial relationships established prior to his retirement. Mr. Fournier’s international business experience, including in Asia, is of value to the board, and the board also values the geographical diversity Mr. Fournier, a French national, brings to the board.

John J. Gallagher III. Mr. Gallagher, age 49, was named a director in July 2011. Mr. Gallagher is Chief Executive Officer of Stellar CJS Holdings, LLC, a privately held investment company formed in 2009. Previously, Mr. Gallagher served in various senior executive capacities with Celanese Corporation from 2005 until 2009, including as Executive Vice President and President, Acetyls and Celanese Asia, from 2007 to 2009, and Executive Vice President and Chief Financial Officer of Celanese Corporation, from 2005 to 2007. Prior to his service with Celanese, Mr. Gallagher served in several executive positions with Great Lakes Chemical Corp., including acting Chief Executive Officer, CFO and Senior Vice President, Global Supply Chain. Prior to that time, Mr. Gallagher was Vice President and CFO of UOP, LLC, a leading international supplier and licensor for the petroleum refining, gas processing, petrochemical production and major manufacturing industries, from 1999 to 2001; served in varying capacities at AlliedSignal, Inc., including CFO, Bendix Commercial Vehicle Systems Division, from 1995 to 1999; and worked for the public accounting firm Price Waterhouse, LLP, from 1986 to 1995. Mr. Gallagher has a B.S. in accounting from the University of Delaware and is a certified public accountant.

Mr. Gallagher has extensive experience in the chemical industry that is of value to our Board. In addition, he has executive experience at the highest levels and international business experience, including in Asia. Mr. Gallagher has corporate finance expertise, public company accounting experience and financial reporting expertise, including as a chief financial officer.

Francis S. Kalman. Mr. Kalman, age 65, was named a director in July 2011. Mr. Kalman served as Executive Vice President of McDermott International, Inc. from February 2002 until his retirement in February 2008, and as Chief Financial Officer from February 2002 until April 2007. From March 2000 to February 2002, he was Senior Vice President and Chief Financial Officer of Vector ESP, Inc. From April 1999 to March 2000, he was a principal of Pinnacle Equity Partners, LLC. From February 1998 to April 1999, he was

Executive Vice President and Chief Financial Officer of Chemical Logistics Corporation. From May 1996 to September 1997, he was Senior Vice President and Chief Financial Officer of Keystone International, Inc. Mr. Kalman currently serves as a senior advisor to a private investment subsidiary of Tudor, Pickering, Holt & Co., LLC, which specializes in direct investments in upstream, oilfield service and midstream companies. Mr. Kalman is a principal of Ancora Partners, LLC, a private equity group. Mr. Kalman is a director of Ensco plc. During the past five years, he previously served on the board of directors of Pride International, Inc. Mr. Kalman also serves on the board of the Regis School of the Sacred Heart. He has a B.S. degree in Accounting from Long Island University.

Mr. Kalman has 30 years’ experience in accounting, auditing and financial reporting for global enterprises, including serving as chairman of a public company audit committee. He has executive leadership experience and experience in strategic planning for international businesses. Mr. Kalman’s accounting, financial reporting and international business experience provide depth to our audit committee and to our board as a whole. Mr. Kalman has also served on multiple public and private company boards of directors, providing valuable expertise in matters of corporate governance.

Incumbent Class III Directors: Term Expiring 2015

Steven J. Demetriou. Mr. Demetriou, age 54, was named a director of our principal operating subsidiary Kraton Polymers LLC and as a director of Kraton Performance Polymers, Inc. in December 2004. Mr. Demetriou is currently the Chairman of the Board and Chief Executive Officer of Aleris International, Inc., a global leader in the production and sale of aluminum rolled and extruded products, recycled aluminum, and specifications alloy manufacturing, a position he has held since 2004. Previously, Mr. Demetriou was appointed President and Chief Executive Officer of Commonwealth Industries, Inc. (a predecessor by merger to Aleris) in June 2004, after serving as a member of that company’s board of directors from 2002. Before joining Commonwealth in 2004, Mr. Demetriou was President and Chief Executive Officer of Noveon, Inc. Before that, from 1999 to 2001, he was Executive Vice President of IMC Global Inc. From 1997 to 1999, Mr. Demetriou held various leadership positions with Cytec Industries Inc., a specialty chemicals company. From 1981 to 1997, he served in management positions with ExxonMobil Corporation. Mr. Demetriou is the Chairman and CEO of Aleris International, non-executive Chairman of the board of directors of Foster Wheeler AG and a director of OM Group, Inc. He has a B.S. degree in chemical engineering from Tufts University.

Mr. Demetriou has business leadership experience at the highest levels, is currently serving as the Chairman and CEO of Aleris International, and has prior CEO experience before his tenure at Aleris. He has significant experience in the specialty chemicals industry and a chemical engineering background, together with substantial public company board experience. Mr. Demetriou also has a longstanding tenure on our board, which provides an institutional knowledge base that is beneficial to the board as a whole.

Kevin M. Fogarty. Mr. Fogarty, age 47, was named a director of our principal operating subsidiary Kraton Polymers LLC in January 2008 and as a director of Kraton Performance Polymers, Inc. in September 2009. Mr. Fogarty was appointed our President and Chief Executive Officer in January 2008. Prior to being appointed President and Chief Executive Officer, Mr. Fogarty served as our Executive Vice President of Global Sales and Marketing from June 2005. Mr. Fogarty joined us from Invista, where he had served as President for Polymer and Resins since May 2004. For the 13 years prior to his most recent position with Invista, Mr. Fogarty held a variety of roles within the Koch Industries, Inc. family of companies, including KoSa. Mr. Fogarty serves on the board of directors of P. H. Glatfelter Company. Mr. Fogarty earned a B.S. degree in engineering from the Technical University of Nova Scotia.

The Nominating and Corporate Governance Committee believes the CEO should serve on our board. As the CEO of our company, Mr. Fogarty sets the strategic direction of our company under the guidance of the board and provides valuable insight to the board into the day to day business issues facing our company. Mr. Fogarty has extensive sales, marketing and leadership experience in the chemical industry, including experience in the specialty chemicals business, and has broad international business experience. His strong chemical company expertise in marketing is of particular value to our board. In addition, Mr. Fogarty has high-level leadership experience in several prior positions.

Karen A. Twitchell. Ms. Twitchell, age 57, was named a director of our principal operating subsidiary Kraton Polymers LLC and Kraton Performance Polymers, Inc. in December 2009. Since December 2010, Ms. Twitchell has been the Executive Vice President and Chief Financial Officer of Landmark Aviation, a fixed base operator in the aviation industry. Ms. Twitchell was a Vice President and Treasurer of LyondellBasell Industries and Lyondell Chemical Company from 2001 to 2009. She previously served as a Vice President and Treasurer of Kaiser Aluminum Corporation and Southdown, Inc. Before joining Southdown, Ms. Twitchell was an investment banker with Credit Suisse First Boston in its corporate finance department. Ms. Twitchell serves on the board of directors of KMG Chemicals, Inc. Ms. Twitchell holds a B.A. in economics from Wellesley College and an M.B.A. from Harvard University.

Ms. Twitchell has broad experience in financial management and corporate finance, including investment banking, treasury and investor relations. She draws on her experience as a chief financial officer to assist in the oversight of the financial management of Kraton by its management team. Ms. Twitchell also has extensive chemical industry experience and approximately 30 years’ experience in senior corporate positions. She also has experience in enterprise risk management through her board and management positions.

Information Regarding Executive Officers Who Are Not Directors

Biographical Information

Set forth below is a brief biography of each of our executive officers who is not a director.

Thomas A. Abrey. Mr. Abrey, age 47, was appointed Vice President of Health, Safety, Environmental and Security in 2011. Prior to joining Kraton, Mr. Abrey held a variety of leadership positions in the global Health, Safety and Environmental (HSE) organization of LyondellBasell Industries. Throughout his career with LyondellBasell, he led the company’s global occupational safety, health and medical, crisis management, and security processes. Prior to LyondellBasell, Mr. Abrey held positions of increasing responsibility with Occidental Chemical in the Manufacturing HSE organization. Mr. Abrey earned an M.S. degree in occupational health and safety and a B.S. degree in Environmental Engineering technology from Temple University. He is a Certified Safety Professional and a Certified Industrial Hygienist.

Damian T. Burke. Mr. Burke, age 41, was appointed Vice President of Corporate Development in 2011. Mr. Burke joins Kraton from Oldcastle, the North American subsidiary of CRH plc., where he was a Senior Vice President for Development and Strategy. Prior to Oldcastle, Mr. Burke was a consultant at Bain & Company. He started his career at ExxonMobil, serving in a variety of roles in Europe and the United States. Mr. Burke earned a Master’s degree in chemical engineering from University College London and an MBA from the Wharton School of the University of Pennsylvania.

Jason P. Clark. Mr. Clark, age 41, was appointed Chief Accounting Officer in 2011. Prior to joining Kraton, from 2002 to 2011, Mr. Clark served in varying capacities, including Chief Accounting Officer, from 2010 to 2011, and Corporate Controller, from 2005 to 2011, with T-3 Energy Services, Inc., a U.S. publicly traded company that manufactures and services a broad range of oilfield products. Previously, from 1995 to 2002, Mr. Clark was a member of the accounting and auditing practice at Arthur Andersen. Mr. Clark earned B.B.A. and M.P.A. degrees in Accounting from the University of Texas and is a Certified Public Accountant.

Melinda S. Conley. Ms. Conley, age 47, was appointed Vice President, Human Resources, in May 2012. Prior to joining Kraton, from 2006 to 2011, Ms. Conley served in various capacities; including Vice President, Total Rewards for Dean Foods, a multi-billion dollar publicly-traded food and beverage company, with responsibility for all compensation and benefits. Prior to that role, she served as Vice President, Human

Resources, where she was responsible for all aspects of human resources within the largest division. Ms. Conley previously held multiple human resources positions within the United States and England, with increasing responsibility, at companies including Capital One Financial Corporation, Monsanto Corporation, AlliedSignal, and Ford Motor Company. In addition, she practiced litigation at the firm of Figari & Davenport. Ms. Conley earned a B.A. in Speech Communication and an M.A from the School of Labor and Employment Relations at the University of Illinois at Urbana-Champaign, and received her J.D. from Southern Methodist University.

Stephen W. Duffy. Mr. Duffy, age 59, was appointed Vice President, General Counsel and Secretary in 2008. Prior to his appointment, from 2005, Mr. Duffy served as Counsel to Curtis, Mallet-Prevost, Colt & Mosle, LLP, an international law firm, where he was responsible for domestic and international energy sector transactions. Mr. Duffy previously served as Senior Vice President, Legal and Government Affairs for Paramount Petroleum Corporation from July 2004 to July 2005, and as Vice President, Global General Counsel and Secretary for KoSa B.V. from December 2000 to April 2004. Mr. Duffy earned an A.B. degree from Duke University and his J.D. degree from Southern Methodist University.

Lothar P. F. Freund. Dr. Freund, age 53, was named our Vice President of Technology since 2005. He is responsible for Kraton’s global R&D programs and technical service as well as the implementation of the company-wide innovation process. Dr. Freund joined us from Koch Industries, where he served from 1989 in a variety of operating and technical positions in the polyester businesses acquired from Hoechst in 1998, most recently as the manufacturing and technology director of the PET & Nylon Polymer business of Invista, a Koch subsidiary. Dr. Freund holds a Master’s Degree and a Ph.D. in polymer chemistry from the University of Marburg in Germany.

Holger R. Jung. Dr. Jung, age 50, was named Vice President, Sales and Marketing, in 2011. He is responsible for all sales, marketing and market development activities globally for Kraton. Dr. Jung joined us from Invista, a Koch Industries subsidiary, where he held a number of positions of increasing responsibility, serving most recently since 2008 as Vice President of Invista’s North American Polyester & Intermediates business, overseeing the successful sale of that business to Indorama in 2011. Dr. Jung commenced his employment with Hoechst AG in 1990 prior to the sale of Hoechst’s polyester businesses to Koch in 1998, in positions including research and development chemist, technical service manager, and positions with oversight for quality management, strategic planning, and for the marketing and sales functions of KoSa’s European Polyester Specialty Polymer Business. Dr. Jung holds a Ph.D. in polymer chemistry from the University of Marburg in Germany.

G. Scott Lee. Mr. Lee, age 50, was named Vice President of Operations in 2011 and is responsible for Kraton’s global manufacturing, supply planning and procurement activities. He began his career with Shell Oil Company in 1985, progressing through engineering and operational leadership roles of increasing responsibility. Following our separation from Shell Chemicals in 2001, Mr. Lee served as Global Supply Chain Manager, Master Black Belt, Global Procurement Director, General Manager—USBC Products, and most recently as Vice President of Products and Supply. Mr. Lee is a graduate of Louisiana Tech University with a B.S. degree in mechanical engineering.

Stephen E. Tremblay. Mr. Tremblay, age 54, was appointed Vice President and Chief Financial Officer in 2008. From 1997 to 2007, Mr. Tremblay held various financial positions, including Chief Financial Officer, at Vertis, Inc., a provider of print advertising and media technology. Mr. Tremblay held senior finance positions at Wellman, Inc., a provider of polyester fiber and resins, from 1990 to 1997 and was a member of the accounting and auditing practice at Ernst & Young LLP, from 1983 to 1990. Mr. Tremblay earned a B.S. degree in business administration from Bryant University and is a certified public accountant.

CORPORATE GOVERNANCE

Our Board of Directors

Board Composition

Our board of directors is currently comprised of ten members. The exact number of members of our board of directors will be determined from time to time by resolution of a majority of our full board of directors, but may at no time consist of fewer than three members. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders.

Ms. Catalano and Messrs. Goldstein and Smith serve as Class I directors (term expiring in 2013). Messrs. Brown, Fournier, Gallagher and Kalman serve as Class II directors (term expiring in 2014). Messrs. Demetriou and Fogarty and Ms. Twitchell serve as Class III directors (term expiring in 2015).

Meetings and Attendance

Our board of directors met five times during 2012, and acted on various occasions by written consent. During the last full fiscal year, no incumbent director attended fewer than 75 percent of the aggregate of the total number of meetings of the board of directors (held during the period for which he or she has been a director) and the total number of meetings held by all committees of the board on which he or she served (during the periods that he or she served).

Board Leadership Structure and Role in Risk Oversight

Our board believes it is preferable at this time for one of our independent directors to serve as Chairman of the Board; therefore, we separate the roles of Chairman of the Board and Chief Executive Officer. Our Chairman of the Board leads the board’s oversight of the management of the company and presides at meetings of the board of directors and the stockholders. Our Chief Executive Officer is responsible for implementing the policies adopted by the board and exercising general superintendence over all the business and affairs of the company. We believe our leadership structure is appropriate for our company because our independent Chairman, Mr. Smith, can bring his extensive experience in the petrochemical industry, and in executive management generally, to bear on matters relating to our board’s oversight of our execution of our strategy, while Mr. Fogarty is able to use his extensive experience in the chemical industry and knowledge of the day-to-day operations of our business to focus his abilities on executing that strategy.

Our executive management is responsible for managing the risks inherent in our business, and our board of directors oversees our executive team in the execution of its risk management function. To assist in this oversight function, our board of directors has overseen the development of the company’s risk management process. Management identifies and assesses the risks inherent in the business based on the likelihood of the risk occurring and the consequence to the company if the risk were to be realized. Annually, internal audit assists management in the identification and assessment of risks through risk assessment interviews with business and financial management of the company. Executive management manages the significant risks identified through their monthly evaluation of the company’s business goals and objectives as well as through a quarterly evaluation of key strategic and functional risks. Each year an annual risk assessment is presented to the board of directors identifying the significant risks, including a description of any identified mitigating controls in place and/or further mitigating actions that might be required. Further, the board or audit committee receives interim reports on emerging risks as they occur.

Executive Sessions of the Board of Directors

Our non-management directors, all of whom are independent under NYSE listing standards, meet regularly in executive session. Mr. Smith, as the non-management Chairman of the Board, serves as the presiding director at each executive session.

Communications with Directors

Our board of directors has established procedures by which our stockholders and other interested parties may communicate with any member of our board of directors, the chairman of any of our board committees or with our non-management directors as a group by mail addressed to the applicable directors or director group, in the care of: The Secretary of the Company, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Such communications should specify the intended recipient or recipients. All such communications, other than unsolicited commercial solicitations, will be forwarded to the appropriate director, or directors, for review.

Board Attendance at the Annual Meeting

Our policy is to encourage our directors to attend our annual meeting, but their attendance is not required. Eight of our directors attended the 2012 Annual Meeting of Stockholders.

Corporate Governance Guidelines

We are committed to having sound corporate governance practices that maximize stockholder value in a manner consistent with legal requirements and the standards of integrity. In that regard, our board has adopted guidelines that provide a framework for the governance of our company. In addition, we periodically review these guidelines and regularly monitor developments in the area of corporate governance. Our Corporate Governance Guidelines are posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and are also available to any stockholder upon request.

Director Resignation Policy

We have adopted a director resignation policy to recognize principles associated with majority voting for directors. Our Corporate Governance Guidelines provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall, promptly following the certification of the voting results for such election, tender his or her offer of resignation for consideration by our Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will recommend to the board whether to accept the offered resignation or other action to be taken, and the board will act on the offered resignation within 90 days following the certification of voting results for such election and promptly thereafter disclose publicly its decision regarding the offered resignation, and, if applicable, the reasons for rejecting the resignation offer. The Nominating and Corporate Governance Committee and the board may consider any factors and alternatives they deem appropriate in making their recommendation or decision, as the case may be. Any director who is required to tender his or her offer of resignation pursuant to these provisions will not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding such offered resignation. In the event that each member of the Nominating and Corporate Governance Committee failed to receive the required vote in favor of his or her election, then those independent directors who did not receive a majority withhold vote would appoint a committee amongst themselves to consider the resignation offers and recommend to the board whether to accept them.

Independence

Our board has determined that each of Ms. Catalano, Ms. Twitchell and Messrs. Brown, Demetriou, Fournier, Gallagher, Goldstein, Kalman, and Smith is independent under the listing standards of the NYSE, and references in this proxy statement to these directors as “independent directors” are in that capacity. Mr. Fogarty is not considered to be an independent director for these purposes because he is our President and Chief Executive Officer.

The NYSE listing standards include objective tests that can disqualify a director from being treated as independent, as well as a subjective element, under which the board must affirmatively determine that each independent director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. In making its subjective determination that each non-employee director is independent, the board reviewed and discussed information provided by the directors with regard to each director’s business and personal activities as they may relate to our company and management. The board also considered the information in the context of the NYSE’s objective listing standards, as well as the types of relationships addressed in the NYSE listing standards and disclosure rules of the SEC regarding transactions with related parties.

As part of its analysis to determine director independence, the board considered the ongoing commercial relationship between Infineum International Limited, and other Infineum group companies, from which Mr. Fournier retired as CEO in December 2011, and Kraton. The Infineum group is a joint venture between Shell and ExxonMobil that makes products for the lubricant additives business. Infineum USA LP (an affiliate of Infineum International Limited and part of the Infineum group of companies) owns a portion of the hydrogenated styrenic block copolymer, or HSBC, capacity at our Belpre, Ohio, manufacturing facility. Under a facility sharing agreement that terminates in 2030, we operate Infineum USA’s share of the HSBC assets to manufacture a line of products for Infineum, and Infineum is entitled to a portion of the HSBC capacity at Belpre. In addition, Infineum group companies are customers and purchase additional products from us. After considering the foregoing, the board made a subjective determination as contemplated by NYSE listing standards that, in light of the fact that Mr. Fournier was not disqualified under the objective independence tests under the NYSE listing standards and that Mr. Fournier does not have any ownership interest in, or receive any compensation from, Infineum, Mr. Fournier did not have any relationships that, in the opinion of the board, would impair his independence under the NYSE listing standards.

Committees of the Board of Directors

We currently have four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The charters for each of these committees can be found in the “Investor Relations” section of our website located at www.kraton.com. The information on our website is not incorporated into, or a part of, this proxy statement.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Executive Committee
Richard C. Brown		X†		X
Anna C. Catalano		X
Steven J. Demetriou			X†
Kevin M Fogarty				X
Dominique Fournier			X
John J. Gallagher III	X		X
Barry J. Goldstein	X†		X
Francis S. Kalman	X
Dan F. Smith		X		X†
Karen A. Twitchell	X	X

†	Committee Chair

Audit Committee

Our Audit Committee consists of Messrs. Gallagher, Goldstein (Chair) and Kalman and Ms. Twitchell. Our board of directors has affirmatively determined that Messrs. Gallagher, Goldstein and Kalman and Ms. Twitchell

meet the definition of “independent director” for purposes of serving on an audit committee under applicable SEC rules and NYSE listing standards. In addition, our board of directors has determined that each of Messrs. Gallagher, Goldstein and Kalman and Ms. Twitchell qualifies as an “audit committee financial expert.” The Audit Committee met eight times during 2012.

The Audit Committee is responsible for, among other things:

•	selecting and hiring our independent registered public accounting firm, and pre-approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the performance and independence of our external auditors;

•	reviewing the performance and qualifications of our internal auditors;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and our independent registered public accounting firm our interim and year-end operating results;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	preparing the Audit Committee report required by the SEC to be included in our annual proxy statement;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	setting policies regarding the hiring of current and former employees of our independent registered public accounting firm;

•	reviewing or discussing types of information to be disclosed in earnings press releases and provided to analysts and rating agencies;

•

establishing procedures for receipt, retention and treatment of complaints received by the company regarding accounting or internal controls and the submission of anonymous employee concerns regarding accounting;

•	reviewing with our general counsel and other appropriate legal staff material legal affairs and our compliance with applicable law and listing standards;

•	reviewing our policy with respect to related party transactions and approving or rejecting proposed related party transactions; and

•	undertaking such other tasks delegated to the committee by the board of directors, including matters relating to risk oversight.

Compensation Committee

Our Compensation Committee consists of Mr. Brown (Chair), Ms. Catalano, Mr. Smith and Ms. Twitchell. Our board of directors has determined that all the committee members are independent for purposes of applicable NYSE listing standards. The Compensation Committee met six times in 2012.

The Compensation Committee is responsible for, among other things:

•	engaging, compensating, evaluating and retaining or terminating compensation advisors, including any independence determinations with respect thereto;

•	evaluating and addressing any compensation consultant conflicts of interest;

•	reviewing and approving corporate goals and objectives relevant to compensation of our executive officers and other members of management;

•	determining the compensation of our executive officers and management;

•	approving, when appropriate, changes to our compensation philosophy and objectives;

•	evaluating our overall compensation and benefits programs;

•	overseeing our executive talent development;

•	making recommendations to our board with respect to the establishment and terms of incentive compensation and equity-based plans and administering such plans;

•

reviewing and discussing with management, prior to the filing of the proxy statement, the disclosure prepared regarding executive compensation, including the Compensation Discussion and Analysis and the compensation tables (in addition to preparing a report on executive compensation for the proxy statement); and

•	undertaking such other tasks delegated to the committee by the board of directors, including matters relating to risk oversight.

Under its charter, our Compensation Committee may delegate any of its responsibilities to one or more subcommittees comprised of one or more members of the Compensation Committee. Without limiting the foregoing, the Compensation Committee may establish a committee comprised of our officers, directors or employees to administer defined benefit and other pension plans as may be provided in plan documentation or otherwise.

See “Compensation Discussion and Analysis,” below, for information on our process and procedures for determining 2012 executive officer compensation.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Demetriou (Chair), Fournier, Gallagher and Goldstein. Our board of directors has determined that all of the committee members are independent for purposes of applicable NYSE listing standards. The Nominating and Corporate Governance Committee met four times in 2012.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our board of directors in identifying prospective director nominees, and recommending nominees to our board of directors;

•	reviewing, developing and recommending governance principles applicable to our board of directors;

•	advising the board of directors with respect to the compensation and perquisites of our directors;

•	overseeing the evaluation of our board of directors; and

•	recommending members for each committee of our board of directors.

Executive Committee

Our Executive Committee consists of Messrs. Brown, Fogarty and Smith (Chair). The Executive Committee did not meet in 2012.

Subject to the limitations specified in the committee’s charter, by Delaware law and in our certificate of incorporation and bylaws, the purpose and responsibility of the committee is to act, between meetings of the board, concerning matters arising with respect to the Company when, due to an emergency or crisis situation, a meeting of the full board cannot be convened in a timely manner and with respect to such other matters as may be delegated to the Committee by the board.

Director Nominations

Our Nominating and Corporate Governance Committee identifies director candidates through the recommendations of directors, management and stockholders. The committee commences its process by evaluating the needs of the board going forward and then considering those directors who wish to continue to serve on the board. Then, if necessary, the committee seeks out additional candidates for board service.

The committee evaluates all director nominees, regardless of the person or firm recommending such candidate and all incumbent directors being considered for re-nomination according to established criteria, approved by the board, for selecting nominees to stand for election as directors. The committee considers all director candidates in light of the entirety of their credentials and other relevant considerations, including the quality and quantity of information about the candidate made available to the committee.

The committee is also authorized to retain search firms to identify and evaluate candidates, including for purposes of performing background reviews of potential candidates. The committee provides guidance to search firms it retains about the particular qualifications the board is then seeking.

In compliance with our Nominating and Corporate Governance Committee’s charter, our board has established guidelines for nominees selected to serve on our board of directors. Generally, these include:

•	the nominee’s ability to meet any requirements of applicable law;

•	the nominee’s ability to meet any requirements of NYSE listing standards;

•	the nominee’s character and integrity;

•	the nominee’s business experience;

•	the nominee’s specific areas of expertise;

•	the composition of the board as a whole; and

•	principles of diversity.

In addition, our board has also determined that nominees to serve on our board should exhibit exemplary qualifications in one or more of the following areas:

•	business leadership experience, especially at the highest executive levels;

•	financial reporting experience, especially as it relates to public companies;

•	corporate finance experience;

•	experience in the chemical industry;

•	expertise in marketing; and/or

•	international business experience.

Diversity

Our Nominating and Corporate Governance Committee has not adopted a specific policy with respect to diversity. However, as noted above, the committee does consider principles of diversity as an important factor in evaluating nominees to recommend for service on our board. When considering diversity for the purposes of overall board composition, the committee considers diversity in a broad context, including, without limitation, race, age, sex, nationality, business experience, skills, international experience, education, other public company board experience and other relevant factors. In addition, the board considers diversity factors such as race, sex and national origin as important factors in evaluating individual nominees for board service and includes such factors as important criteria in identifying candidates for board service.

Stockholder Recommendations

Our Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders. Our Bylaws provide the procedures to be followed by a stockholder desiring to make a director nomination. In order for a stockholder to properly bring any item of business before a meeting of stockholders, including nominations to serve as a director, the stockholder must give timely notice to our Secretary in compliance with the requirements of our Bylaws. Stockholder notices or nominations for director should be made in writing to The Secretary of the Company, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Please refer to the text of our Bylaws (including Section 1.12 “Notice of Stockholder Business and Nominations”), which are on file with the SEC, and “Stockholder Proposals and Nominations for 2014 Annual Meeting” in this proxy statement for additional information.

Compensation Committee Interlocks and Insider Participation

None of our Compensation Committee members was formerly or during 2012 an officer of or employed by us. None of our executive officers serve as members of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or our Compensation Committee. No member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that is applicable to all of our directors, officers and other employees. The Code is posted under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com and is available to any stockholder upon request. If there are any material changes to or material waivers of the Code of Ethics and Business Conduct that apply to our CEO and/or senior financial officers, we will disclose them on our website in the same location. No information on our website or any other website is incorporated by reference into or otherwise made a part of this proxy statement.

Involvement in Certain Legal Proceedings

One of our directors, Mr. Demetriou, is the Chief Executive Officer of Aleris International, Inc. On February 12, 2009, Aleris International and its wholly-owned U.S. subsidiaries filed petitions for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court in the State of Delaware. On June 1, 2010, the case was concluded by the confirmation by the bankruptcy court of a final plan of reorganization.

Election of Officers

Our board of directors elects our officers, and our officers serve until their resignation or termination or until their successors are duly elected and qualified.

Certain Relationships and Related Party Transactions

Policy Concerning Related Party Transactions. Our board has adopted a written policy relating to the approval of related party transactions. Under our policy, our employees, officers and directors are encouraged to avoid entering into any transaction that may cause a conflict of interest for us. In addition, they must report any potential conflict of interest, including related party transactions, to their supervisors or our law department. Pursuant to its charter, our Audit Committee is required to evaluate each related party transaction for the purpose of making recommendations to the disinterested members of our board of directors as to whether the transactions are fair, reasonable and within our policy, and should be ratified and approved by the board.

In evaluating such proposed transactions, the Audit Committee is required to consider the relevant facts and circumstances and the controls implemented to protect our interests and the interests of our stockholders, including:

•	the benefits of the transaction to our company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of our company’s business;

•	the direct or indirect nature of the related party’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, as defined under the Exchange Act, and persons who own more than 10% of our stock to file initial reports of ownership and reports of changes in ownership of our stock with the SEC. Such executive officers, directors and stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our directors and executive officers, all Section 16(a) reports applicable to our executive officers and directors and 10% beneficial owners were filed on a timely basis except that GMT Capital Corporation, which has filed reports under Section 16(a) as a 10% owner, filed three Forms 4 reporting four separate dispositions of 44,400, 39,600, 62,562 and 338 shares, respectively, more than two business days after the respective transaction dates.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership of our stock is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Percentages of beneficial ownership reported below are based on 32,528,011 shares of common stock outstanding on the April 8, 2013 record date, plus, with respect to any person, the number of shares that may be acquired pursuant to stock options that are or will become exercisable by such person within 60 days. Except as disclosed in the footnotes to the table below and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Except as otherwise updated or specified in the footnotes to the table below, the following table sets forth information regarding the beneficial ownership of our common stock as of April 8, 2013 of:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors and each director nominee; and

•	all of our executive officers, directors and director nominees as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Five-Percent Stockholders:
GMT Capital Corp. (3) 2300 Windy Ridge Parkway, Suite 550 South Atlanta, Georgia 30339	3,423,790	(4)	10.36%
The London Company (5) 1801 Bayberry Court, Suite 301 Richmond, Virginia 23226	2,936,155	(6)	8.88%
BlackRock, Inc. (7) 40 East 52nd Street New York, New York 10022	2,519,311	(8)	7.62%
The Vanguard Group, Inc. (9) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	1,871,470	(10)	5.66%
FMR, LLC (11) 82 Devonshire Street Boston, Massachusetts 02109	1,833,340	(12)	5.55%

Directors and Named Executive Officers:
Richard C. Brown	27,585		*
Anna C. Catalano	6,332		*
Steven J. Demetriou	24,435		*
Stephen W. Duffy	30,373		*
Kevin M. Fogarty	383,705		1.16%
Dominique Fournier	5,089		*
Lothar P. F. Freund	67,982		*
John J. Gallagher III	16,149		*
Barry J. Goldstein	27,585		*
Holger R. Jung	32,185		*
Francis S. Kalman	6,149		*
Dan F. Smith	54,741		*
Stephen E. Tremblay	82,275		*
Karen A. Twitchell	10,934		*

All Directors and Executive Officers as a Group	870,835		2.63%

*	Represents beneficial ownership of less than 1%
(1)	Unless otherwise provided in the table, the address for the beneficial owners is 15710 John F. Kennedy Boulevard, Suite 300 Houston, Texas 77032.
(2)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account. The totals in this column include the following shares, beneficial ownership of which the officer or director has the right to acquire within 60 days of the Record Date: Mr. Brown—16,651; Mr. Demetriou—7,400; Mr. Fogarty—269,229; Dr. Freund—55,702; Mr. Goldstein—16,651; Dr. Jung—19,322; Mr. Duffy—20,586;Mr. Smith—14,801; and Mr. Tremblay—56,601.
(3)	According to a Schedule 13G/A filed with the SEC on February 27, 2013, GMT Capital Corp. (“GMT Capital”), the general partner of Bay Resource Partners, L.P. (“Bay”) and Bay II Resource Partners, L.P. (“Bay II”), has the power to direct the affairs of Bay and Bay II, including the voting and disposition of shares. As the discretionary investment manager of Bay Resource Partners Offshore Master Fund, L.P. (“Offshore Fund”) and certain other accounts, GMT Capital has power to direct the voting and disposition of shares held by the Offshore Fund and such accounts. Thomas E. Claugus is the President of GMT Capital and in that capacity directs the operations of each of Bay and Bay II and the voting and disposition of shares held by the Offshore Fund and separate client accounts managed by GMT Capital.
(4)	This share information was obtained from a Form 4 filed with the SEC on March 27, 2013.
(5)	According to a Schedule 13G/A filed with the SEC on February 6, 2013, all of these shares of common stock are owned by various investment advisory clients of The London Company, which is deemed to be a beneficial owner of those shares pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, due to its discretionary power to make investment decisions over such shares for its clients and/or its ability to vote such shares. In all cases, persons other than The London Company have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of the shares. No individual client holds more than five percent of the class.
(6)	This share information was obtained from a Schedule 13G/A filed with the SEC on February 6, 2013.
(7)	According to a Schedule 13G/A filed with the SEC on February 8, 2013, the subsidiaries of BlackRock, Inc. that acquired the shares are BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Asset Management Ireland Limited, BlackRock International Limited, BlackRock Investment Management, LLC, BlackRock Advisors (UK) Limited and BlackRock Investment Management (UK) Limited.
(8)	This share information was obtained from a Schedule 13G/A filed with the SEC on February 8, 2013.
(9)	According to a Schedule 13G/A filed with the SEC on February 11, 2013, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 48,519 shares of the common stock outstanding of Kraton as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,200 shares of the common stock outstanding of the company as a result of its serving as investment manager of Australian investment offerings.
(10)	This share information was obtained from a Schedule 13G/A filed with the SEC on February 11, 2013.
(11)

According to a Schedule 13G/A filed with the SEC on February 11, 2013, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 1,791,540 shares of the Common Stock outstanding of Kraton as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 1,791,540 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.

Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 37,300 shares of the outstanding Common Stock of Kraton as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 37,300 shares and sole power to vote or to direct the voting of 13,400 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above. FIL Limited (“FIL”), and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1)(ii), is the beneficial owner of 4,500 shares of the Common Stock outstanding of the Company. Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock.
(12)	This share information was obtained from a Schedule 13G/A filed with the SEC on February 14, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We do not directly employ our executive officers. The executives who run our company are employed by our principal operating subsidiary Kraton Polymers LLC, and, therefore, the disclosure in this section relates to those executives. References to “our” compensation policies in this proxy statement refer to the joint policies and practices of us and Kraton Polymers LLC, and references to “our” Compensation Committee refers to both the Compensation Committees of our company and Kraton Polymers LLC. Executive officers named in the Summary Compensation Table below are referred to in this proxy statement as our “named executive officers.” This section includes information and analysis related to the compensation arrangements of our named executive officers.

Named Executive Officers.

Our named executive officers for 2012 were:

•	Kevin M. Fogarty, President and Chief Executive Officer;

•	Stephen E. Tremblay, Vice President and Chief Financial Officer;

•	Holger R. Jung, Vice President—Sales and Marketing

•	Lothar P. F. Freund, Vice President—Technology; and

•	Stephen W. Duffy, Vice President, Secretary and General Counsel.

Executive Summary

2012 Operating Results. Despite a difficult macroeconomic environment and a disruptive raw material pricing environment, Kraton demonstrated some meaningful operating and innovation successes in 2012. Management advanced many innovation platforms, including NEXAR, which was commercialized during the year, and continued to see encouraging volume growth in recently introduced innovations, such as polymers for use in highly-modified asphalt and in oilfield applications.

Key operating results for 2012 were as follows:

•	Sales volume was 313.4 kilotons in 2012, up 3.4% from 303.0 kilotons in 2011.

•	Sales revenue was $1,423.1 million for 2012, down 1.0% compared to $1,437.5 million in 2011. Excluding the effects of foreign currency, revenue increased 3.6%.

•	Adjusted EBITDA at ECRC† was $143.8 million in 2012, compared to $128.0 million in 2011.

•	Adjusted EBITDA† was $113.3 million in 2012 compared to $194.3 million in 2011.

•

Net loss for 2012 of $16.2 million or $0.50 per diluted share, compared to net income of $90.9 million or $2.81 per diluted share in 2011. The net loss, and, therefore, the comparability of 2012 and 2011, was significantly affected by non-cash changes in our valuation allowance for deferred tax assets, which increased our 2012 net loss by $30.7 million or $0.95 per diluted share and increased our 2011 net income by $17.3 million or $0.54 per diluted share.

•	Cash provided by operating activities for 2012 was $146.3 million, compared to $64.8 million in 2011.

•

Year-end “vitality index” (percentage of sales attributable to innovation products commercialized in the preceding five years) at 14%, flat year over year despite a significant amount of products that passed the five-year mark and rolled out of the index. Including these differentiated products, our index would have resulted in an 18% vitality index for 2012.

†

For a reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC, please refer to “Compensation Discussion and Analysis—Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC.”

Elements of Compensation Paid in 2012. Material elements of compensation paid to our named executive officers in 2012 consisted of:

Element of Compensation	Performance-Based?	Variable?	Purpose
Base Salary	No	No	• Attract and retain high quality executives to drive our success, which are competitive for each role, responsibilities, and experience

Annual Cash Incentive Compensation	Yes	Yes	• Motivate and reward our executives to lead their organizations to achieve key short-term business objectives and individual goals

Long-Term Equity Incentive Compensation—Nonqualified Stock Options	Yes	Yes

•   Drive our performance

•   Align interests of executives with those of stockholders

•   Support our growth strategy and the achievement of long-term performance goals

•   Encourage stock ownership by executives

•   Attract and retain executive talent

Long-Term Equity Incentive Compensation—Restricted Stock Awards	No	Yes

•   Drive our performance

•   Align interests of executives with those of stockholders

•   Support our growth strategy and the achievement of long-term performance goals

•   Encourage stock ownership by executives

•   Attract and retain executive talent

Other Compensation (principally contributions to the Kraton Savings Plan, contributions to the Benefits Restoration Plan, premiums for Supplemental Disability Insurance and, for Dr. Freund certain perquisites)	No	No	• Attract and retain executive talent • Provide market-competitive benefits and tax deferred methods for general savings, including for retirement

Significant Proportion of Total Compensation Paid in Variable Compensation. Total direct compensation for 2012 to our CEO and to our other named executive officers, excluding our CEO, as a group, reflected our Compensation Committee’s belief that a significant portion of total compensation should be in the form of variable compensation, the value of which increases or decreases based on the performance of our company and/or our common stock, both short-term business performance and long-term share performance. In 2012,

•

total variable compensation paid to our CEO, which was comprised of long-term equity incentive compensation (in the form of restricted stock and stock options) and cash incentive compensation (in the form of payments under the Polymer Holdings LLC Cash Incentive Plan), accounted for approximately 70% of his total direct compensation; and

•	aggregate total variable compensation paid to our other named executive officers, excluding our CEO, as a group accounted for approximately 55% of their aggregate total direct compensation.

Total Direct Compensation for CEO and Named Executive Officers Decreased in 2012. Our pay-for-performance philosophy in developing the performance targets necessary to deliver operating results to support long-term stockholder returns resulted in lower annual cash incentive compensation due to lower operating results in 2012 compared to 2011, including, in particular, the company’s failure to achieve the minimum EBITDA target for 2012. For our CEO, total compensation decreased approximately 19% in 2012 compared to 2011. Aggregate total direct compensation paid to our other named executive officers, excluding our CEO, as a group, decreased approximately 26% in 2012 as compared to 2011. The principal driver of the decrease was the decrease in long-term equity incentive compensation during 2012, which resulted from our Compensation Committee’s annual benchmarking of named executive officer compensation against our peer companies, with the long-term strategy of positioning our executive officers generally at the median of our peer group. Further, a significant portion of the decline in compensation paid to our other named executive officers, excluding our CEO, as a group, was a decline in compensation from changes in pension value that was solely due to a change in the executive officers who were deemed to be named executive officers in 2012, which amounted to approximately 14% of the year-over-year decrease in compensation paid to our other named executive officers, excluding our CEO, as a group.

Decreased Levels of Cash Incentive Compensation. The Compensation Committee emphasizes pay-for-performance in determining annual compensation for our named executive officers. Our Compensation Committee believes that the individual performances of our named executive officers in 2012 generally met or exceeded expectations and that our company performed well in light of the difficult macroeconomic conditions in which we operated in 2012. Nevertheless, some of our financial results did not meet our targets for the year, and the cash incentive compensation paid to our named executive officers, as a group, was therefore down year over year, both in the aggregate and as a percentage of base salary. For our CEO, cash incentive compensation decreased approximately 20% compared to 2011. For our other named executive officers, excluding our CEO, as a group, aggregate total cash incentive compensation decreased approximately 9% compared to 2011.

Decreased Long-term Equity Incentive Compensation. For our CEO, long-term equity incentive compensation decreased in 2012 by approximately 30% as compared to 2011, and for our other named executive officers, excluding our CEO, as a group, long-term equity incentive compensation decreased by approximately 31% as compared to 2011. As noted above, this decrease was in connection with our Compensation Committee’s annual benchmarking to our peer companies. This grant remained at a mix of 70% non-qualified stock options and 30% restricted share awards, continuing the alignment of executive pay with stockholder value because stock options only deliver value if our share price increases after the date of grant.

Base Compensation Increased Slightly in 2012. Base compensation for our CEO, as well as our named executive officers as a group, increased in 2012 as compared to 2011. Base salary for our CEO increased 4% compared to 2011, and aggregate base salary for our other named executive officers, excluding our CEO, as a group increased 9%. Approximately 6% of this increase in base compensation for our other named executive officers, excluding our CEO, as a group, was the result of Dr. Jung’s having joined our company in March of 2011 (which affected comparability of Dr. Jung’s salary from 2011 to 2012 notwithstanding the fact that his base salary was unchanged). The principal driver of the remainder of the increase in base compensation was our Compensation Committee’s annual benchmarking of named executive officer compensation to our peers.

Results of 2012 Say-on-Pay Vote. Kraton had strong stockholder support for its executive compensation program in 2012, with approximately 98% of the votes cast on the proposal in favor of the proposal. Even with this strong support, the Compensation Committee recognizes that market practices and stockholder views on executive compensation continue to evolve. In recognition of these factors, the Compensation Committee will continue to consider the outcome of say-on-pay votes in making decisions on executive compensation, as well as to evaluate and develop our programs in an effort to maintain appropriate compensation programs to align executive compensation with the interests of Kraton and its stockholders.

Compensation Philosophy and Objectives

Our Compensation Committee looks to total direct compensation for each named executive officer to determine the individual elements. Our executive compensation philosophy, as established by our Compensation Committee, is designed to provide a base salary and incentive compensation that attracts, motivates, retains and rewards high quality executives by being competitive in the marketplace with other publicly-traded companies in similar or comparable industries to us, whose revenue is similar to ours, and/or from which companies we recruit executive talent.

We consider compensation to named executive officers of our peer companies (described below) in setting total targeted direct compensation for our named executive officers. In 2012, our general objective was to benchmark our named executive officers’ compensation at or near the median of the peer group we have identified because our Compensation Committee has determined that such a benchmark reflects an objective means of determining a competitive level of executive compensation provided that the committee has reserved the right to deviate from this measure when it deems appropriate in the exercise of its business judgment.

Our Compensation Committee and our board of directors approve annual cash incentive compensation under the terms of a cash incentive compensation plan (the “Cash Incentive Plan”) designed to pay competitive cash incentives to our named executive officers if pre-established individual and company performance goals are achieved. It is our intention that a significant portion of our named executive officers’ total compensation be comprised of performance-based compensation tied to the Company’s overall performance in a given year.

Our Compensation Committee may also approve the grant of equity or equity-based awards from time to time. Each of our named executive officers is eligible for one or more of the types of awards described under the section entitled “Components of Total Direct Compensation—Equity Compensation” below. These awards are intended to motivate our named executive officers and align their long-term interests with those of our company and our stockholders by linking this portion of the executive’s compensation with the performance of our company, while also promoting retention by utilizing multi-year vesting periods. We will also often grant equity awards to executives in connection with their commencement of employment with us.

For 2012 and 2013, and consistent with our objective of benchmarking executive compensation at or near the median for our peer group, our Compensation Committee adopted a practice of annual long-term equity incentive compensation grants valued with reference to long-term incentive compensation paid by our peer group. Our practice is to grant such awards when the trading window opens under our stock trading policy after we have announced our annual and fourth quarter results provided our Compensation Committee has the discretion to grant such awards throughout the year. In addition, for 2013, to further align the interests of our stockholders and management, we have commenced granting one-third of the annual long-term equity incentive compensation award in performance units, which will vest, if at all, based on our achievement of cumulative Adjusted EBITDA at ECRC† over a three-year performance period, furthering our overall pay-for-performance philosophy.

Role of the Compensation Committee

Our Compensation Committee discharges the responsibility of the board of directors relating to the compensation of our executive officers, including our named executive officers. The Compensation Committee’s charter contains detailed information on the Compensation Committee’s duties and function and is available under the Corporate Governance portion of the Investor Relations section on our website at www.kraton.com.

Our Compensation Committee reviews, at least annually, our goals and objectives related to the compensation of our named executive officers. During that review, the Compensation Committee considers the balance between short-term compensation and long-term incentive compensation, evaluates the performance of our named executive officers in light of pre-established goals and objectives and sets the compensation levels of our named executive officers based on that evaluation. In determining appropriate targeted compensation, our Compensation Committee considers our performance and relative stockholder return, the compensation levels of persons holding comparable positions at our peer companies (described below) and individual executive performance.

Our Compensation Committee has the ultimate authority and responsibility to engage and terminate any outside consultant to assist in determining appropriate compensation levels for our named executive officers. Our Compensation Committee uses information provided by such advisors and consultants to determine the appropriate compensation of our named executive officers. Our CEO is typically consulted regarding the compensation of the named executive officers, other than himself. Our Vice President of Human Resources regularly attends the meetings of the committee and provides input on compensation matters, as requested by the committee. Our Compensation Committee then reviews and recommends any changes to the CEO’s recommendations.

Compensation Consultants. For 2012, our Compensation Committee engaged Pearl Meyer & Partners (“Pearl Meyer”) to evaluate the competitiveness of, and provide recommendations for, our executive officers’, including our named executive officers’, compensation. This review and recommendation includes base salary, targeted annual cash incentive, and targeted long-term equity incentive compensation (both with respect to the design of the program for 2012 and with respect to the targeted grants). The committee retained Pearl Meyer

†	For a reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC, please refer to “Compensation Discussion and Analysis—Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC.”

because of its recognized expertise in the field and its institutional knowledge of Kraton and its compensation issues gained over multiple years of rendering compensation advisory services to Kraton.

Pearl Meyer conducted its analysis using the following peer group. These companies were selected because they operate in a similar or comparable industry to ours and have a median revenue and market capitalization comparable to ours.

• Chemtura Corp.	• OM Group Inc.	• A. Schulman Inc.
• Ferro Corp.	• OMNOVA Solutions Inc.	• Spartech Corp.
• H.B. Fuller Co.	• PolyOne Corporation	• Stepan Co.
• Olin Corp.

Pearl Meyer evaluated the total direct annual compensation, including base salary, targeted annual cash incentive compensation, and targeted long-term equity incentive compensation paid to our executive officers against that paid to similarly situated executives at the peer group companies. Based on this review and recommendations by Pearl Meyer, our Compensation Committee determined that it was appropriate for our retention and recruitment goals to benchmark total direct compensation for our executives at or near the market median for our peer group, provided that the committee has the discretion to deviate from this benchmark. It is the reasoned judgment of the Compensation Committee that the long-term strategy of targeting compensation at the median for peer companies balances our interests in recruitment and retention against the interest of avoiding excessive compensation. Based on this determination, the Compensation Committee implemented certain base salary and target bonus increases and granted long-term equity incentive compensation in 2012 as described more fully below.

In December 2012, Pearl Meyer conducted a similar market analysis using the same peer group identified above. Pearl Meyer again evaluated the total targeted direct compensation, including base salary, targeted annual incentive compensation, and targeted long-term equity incentive compensation paid to our executive officers against that paid to similarly situated executives at the peer group companies. Based on this review and recommendations by Pearl Meyer, our Compensation Committee determined that it was appropriate for our retention and recruitment goals to continue to benchmark total annual compensation and long-term incentive compensation for our executives at or near the market median for our peer group subject to the committee’s discretion to deviate from this benchmark. Based on these determinations, the Compensation Committee implemented certain base salary and target bonus increases and granted targeted long-term equity incentive compensation for 2013 as described more fully below.

Independence of Compensation Consultants. The Compensation Committee evaluates the independence of Pearl Meyer yearly under the applicable Exchange Act and NYSE regulations in order to confirm the consultant is independent and meets all applicable regulatory requirements. Pearl Meyer does not provide additional business services to us beyond its provision of executive and director compensation advisory services to our Compensation Committee and to our Nominating and Corporate Governance Committee, respectively.

Compensation Risk Assessment

As part of the process undertaken to design and implement our 2013 compensation plan, our Compensation Committee evaluated our compensation policies, practices and plans to evaluate whether they encourage excessive risk taking. In undertaking this evaluation, our Compensation Committee reviewed, in addition to our compensation policies and practices, our gain-sharing plans at our Belpre and Paulinia locations, the annual cash incentive plan, our discretionary recognition award program, our sales compensation plans and our equity incentive program. In addition, the committee consulted with Pearl Meyer, which opined that none of our compensation policies, practices, or plans, encourage employees to take unreasonable risks related to our business. Based upon the Compensation Committee’s review of the Company’s policies and practices of compensating its employees, including non-executive officers, and Pearl Meyer’s assessment, the Compensation Committee has determined that risks arising from our compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company.

Components of Total Direct Compensation

Base Salary. Our Compensation Committee reviews the base salaries of our named executive officers on an annual basis and determines if a change in base salary is warranted based on its review of individual performance, compensation comparisons (with executives in comparable positions at peer companies and comparisons among our other executives), consultation with our CEO and consideration of each named executive officer’s experience and skills. Base salary is a necessary component of total compensation to attract and retain executive talent. At target levels of cash incentive compensation, base salary would account for approximately 25% and 20% of total compensation, for 2012 and 2013 respectively, for Mr. Fogarty, and approximately 40% and 38% of total aggregate compensation, for 2012 and 2013 respectively, for our other named executive officers, excluding our CEO, as a group, which our Compensation Committee believes is consistent with our objective of paying a significant portion of total cash compensation as performance-based compensation.

Base salaries for 2012 were determined based on the benchmarking survey conducted by Pearl Meyer described above. For 2012, base salaries for our named executive officers effective as of April 1 were: Mr. Fogarty—$735,000; Mr. Tremblay—$395,000; Dr. Jung—$350,000; Dr. Freund—$325,000; and Mr. Duffy—$300,000. These salaries reflected increases of $35,000 and $20,000 over 2011 base salaries for Messrs. Fogarty and Tremblay, respectively, based on the results of the Pearl Meyer analysis. Effective April 1, 2013, base salaries for our named executive officers are: Mr. Fogarty—$800,000; Mr. Tremblay—$420,000; Dr. Jung—$361,000; Dr. Freund—$338,000; and Mr. Duffy—$310,000, based on the results of the 2013 Pearl Meyer analysis.

Targeted Annual Cash Incentive Compensation. Our Compensation Committee intends for a significant portion of total cash compensation to be based on the performance of our company because the committee believes that performance-based compensation is best suited to aligning the interests of our named executive officers and our stockholders.

For 2012, cash incentive targets for our named executive officers were:

Named Executive Officer	Target Bonus
Kevin M. Fogarty	1.0 x Base Salary
Stephen E. Tremblay	.60 x Base Salary
Holger R. Jung	.50 x Base Salary
Lothar P. F. Freund	.50 x Base Salary
Stephen W. Duffy	.50 x Base Salary

In 2012, for eligible executives, including our named executive officers, this annual cash incentive compensation was earned and payable under the Polymer Holdings LLC Cash Incentive Plan. For 2013 and subsequent years, annual cash incentive compensation will be earned and payable under the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan.

Polymer Holdings LLC Cash Incentive Plan. The purposes of the Cash Incentive Plan are to promote the interests of our company and its stockholders by providing variable cash compensation opportunities that are competitive with other companies, and to provide performance-based cash bonus awards to those individuals who contribute to the short-term performance and long-term performance and growth of our company. Generally, our Compensation Committee will establish target bonuses for employees based on position and level of responsibility and grant awards based on the achievement of pre-established performance goals. Participants receive payments, if any, in cash following written certification by our Compensation Committee of the extent to which the applicable performance targets have been achieved, and in no event more than two and one half months following the end of the performance period to which such certification relates. The amount paid to a participant under the plan that relates (i) to a performance period of one year may not exceed $3,000,000 and (ii) to a performance period of more than one year may not exceed $9,000,000. This plan was adopted to take advantage of the performance-based compensation exception to Section 162(m) of the Internal Revenue Code. The plan contains additional limitations and requirements for awards to Covered Employees (as defined in Section 162(m) of the Code), including our named executive officers.

In the first quarter of 2012, our Compensation Committee approved the Business and Personal Performance Targets under the Cash Incentive Plan for the members of the Kraton Leadership Team, which includes our named executive officers. As described more fully below, if the Business Performance Targets and the Personal Performance Targets had been achieved at the maximum, or “stretch,” levels, each named executive officer’s actual bonus could have been be up to two times his Target Bonus.

The Compensation Committee established both Business and Personal Performance Targets for each named executive officer and assigned a percentage weighting to the achievement of each. The Business Performance Targets focus on annual company performance measures, while the Personal Performance Targets focus on both annual and longer-term strategic objectives. The actual bonus earned, if any, has been calculated as the sum of:

•	the amount earned for achievement of Business Performance Targets times the seventy-five percent (75%) weighting assigned to the achievement of Business Performance Targets, and

•	the amount earned for achievement of the Personal Performance Targets times the twenty-five percent (25%) weighting assigned to the achievement of Personal Performance Targets,

provided that if no bonus compensation is payable for the achievement of Business Performance Targets, then no annual bonus compensation is payable to the participants. Furthermore, because we consider workplace safety a key component of overall performance, a safety multiplier from 0.9 to 1.1 is applied to the total based on the overall safety performance of our company. The bonus for each named executive officer was therefore calculated using the following formula:

Safety Multiplier x ((0.75 x Business Factor) + (0.25 x Personal Factor)) = Total Annual Cash Incentive

The Business Performance Targets were comprised of three performance measures, each of which was assigned an individual weighting by our Compensation Committee. The Compensation Committee established threshold, target and stretch targets for each of these factors, which if achieved, would have provided a ratable bonus multiplier from 0.5 to 2.0.

For 2012, our Business Performance Targets were as follows ($ in millions):

	Weighting	Threshold 0.5x	Target 1.0x	Stretch 2.0x
Adjusted EBITDA†	60%	$159	$212	$226
Operating Cash Flow	20%	$70	$132	$150
Innovation %*	20%	10%	14%	16%

*	Percentage of sales generated from products commercialized within the preceding five years.

Our performance against these Business Performance Targets was as follows ($ in millions):

	Weighting	Below Threshold	Threshold 0.5x	Target 1.0x	Stretch 2.0x		Factor
Adjusted EBITDA†	60%	$113					0.00
Operating Cash Flow	20%				$140	[1]	0.29
Innovation %	20%			13.7%[2]			0.19

				Company Factor:			0.48

[1]	Interpolated to arrive at a factor of 1.45
[2]	Interpolated to arrive at a factor of 0.95

The Personal Performance Criteria were comprised of three or more performance measures within the executive’s area of management or control, each of which was assigned an individual weighting. The Compensation Committee established threshold, target and stretch targets for each of these factors, which if achieved, would have provided a ratable bonus multiplier from 0.5 to 2.0.

For 2012, individual Personal Performance Criteria (and weighting) were as follows:

•	Mr. Fogarty: strategic growth (45%); organizational development / succession planning (30%); and compliance and safety performance (25%).

•	Mr. Tremblay: manage capital structure (35%); cash planning (30%); manage fixed costs (20%); and manage analyst expectations (15%).

•	Dr. Jung: margin oversight (35%); cash planning (25%); Asia HSBC growth (20%); and new product launches (20%).

•	Dr. Freund: innovation momentum (70%); establish critical capabilities by making strategic hires in the technical services function (20%); and safety at Kraton Innovation Center facilities (10%).

•	Mr. Duffy: manage legal resources and strategy (35%); compliance (25%); public company reporting (10%); conclude LBI settlement (20%); and legal succession planning (10%).

At year end, Mr. Fogarty reviewed with our Compensation Committee the performance of each of our named executive officers, other than himself, against the Personal Performance Criteria set forth above, and the Compensation Committee, and subsequently the full Board of Directors, reviewed the performance of Mr. Fogarty. Based upon the achievement of performance metrics assigned to respective performance goals or, where applicable, the reasoned subjective assessment of individual performance established during such review process, the Compensation Committee arrived at individual performance factors based on the Personal Performance Criteria as follows:

Mr. Fogarty	1.21
Mr. Tremblay	0.92
Dr. Jung	0.86
Dr. Freund	1.68
Mr. Duffy	1.19

A 1.10 safety multiplier for 2012 was achieved due to a recordable injury rate for the year of 0.28, representing top decile safety performance.

†	For a reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC, please refer to “Compensation Discussion and Analysis—Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC.”

Aggregate bonus multipliers for each named executive officer were as follows:

Name	Safety Multiplier x ((0.75 x Business Factor) + (0.25 x Personal Factor)) = Bonus Multiplier
Mr. Fogarty	1.10 x ((.75 x 0.48) + (.25 x 1.21)) = 0.73
Mr. Tremblay	1.10 x ((.75 x 0. 48) + (.25 x 0.92)) = 0.65
Dr. Jung	1.10 x ((.75 x 0. 48) + (.25 x 0.86)) = 0.63
Dr. Freund	1.10 x ((.75 x 0. 48) + (.25 x 1.68)) = 0.86
Mr. Duffy	1.10 x ((.75 x 0. 48) + (.25 x 1.19)) = 0.72

Based on the performance of our business and each individual named executive officer against his Personal Performance Factors, we paid total cash incentive compensation to our named executive officers in the following amounts for 2012: Mr. Fogarty ($535,600); Mr. Tremblay ($153,800); Dr. Jung ($110,700); Dr. Freund ($139,400); and Mr. Duffy ($108,500), which amounts are reflected in the 2012 Summary Compensation Table.

2013 Targeted Annual Cash Incentive Compensation. In February 2013, our Compensation Committee established the following 2013 cash incentive compensation targets under the 2013 Cash Incentive Plan for our named executive officers. Cash Incentive Plan payments, if any, will be payable on or before March 15, 2014:

Named Executive Officer	Target Bonus
Mr. Fogarty	1.0 x Base Salary
Mr. Tremblay	.65 x Base Salary
Dr. Jung	.55 x Base Salary
Dr. Freund	.55 x Base Salary
Mr. Duffy	.50 x Base Salary

For 2013, cash incentive plan payouts are expected to be determined based on the achievement of business performance targets (85% weighting) and personal performance targets (15% weighting). The Compensation Committee believed that it was important to further align company performance and stockholder value, by shifting the weighting of the business performance targets from 75% of the total potential payout to 85%. Safety performance will be incorporated into the personal performance targets for individuals having management and control over that function, as the committee was satisfied with top decile performance and, therefore, determined that appropriate incentive going forward is provided by personal targets.

Comparing actual 2012 compensation to anticipated 2013 compensation, at target levels of cash incentive compensation, annual cash incentive would account for approximately 25% and 20% of total compensation, for 2012 and 2013 respectively, for Mr. Fogarty, and approximately 21% and 21% of total aggregate compensation, for 2012 and 2013 respectively, for our other named executive officers, excluding our CEO, as a group, which our Compensation Committee believes is consistent with our objective of paying a significant portion of total compensation as variable or performance-based compensation.

Equity Compensation. In order to align the interests of our named executive officers with those of the company and its stockholders, the Compensation Committee has determined that a material portion of each named executive officer’s compensation should be in the form of equity or equity-based awards. In 2012, the Compensation Committee’s approach to equity compensation was to grant options or restricted shares, or a combination thereof, to the company’s executives. Whereas options reward an increase in the value of the company following their grant, restricted shares serve as a useful retention tool by requiring the executive to continue to work for the company during the applicable vesting period. Commencing in 2013, the committee has determined that a portion of equity compensation should be comprised of performance units that will vest based on the achievement of cumulative Adjusted EBITDA at ECRC† over a three-year performance period. Performance units further align the interests of the executives with those of our stockholders because such awards vest, if at all, based upon the achievement of performance targets that reflect the successful operation of our business.

†

For a reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC, please refer to “Compensation Discussion and Analysis—Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC.”

Equity awards are made under the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan. The 2009 Equity Incentive Plan is designed to promote the interests of the company and its stockholders by providing employees and independent contractors of the company and eligible non-employee directors of Kraton with incentives and rewards to encourage continued service to the company. The 2009 Equity Incentive Plan provides for the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance-based compensation awards, in addition to other equity or equity-based awards as the board determines necessary from time to time. The 2009 Equity Incentive Plan is administered by our Compensation Committee. At the end of fiscal year 2012, there were 2,730,598 shares of common stock available for issuance under the 2009 Equity Incentive Plan. Subject to the terms of the Plan, 1,000,000 of the reserved shares may be issued pursuant to incentive stock options. Subject to adjustment, no participant may receive awards under the 2009 Equity Incentive Plan in any calendar year that relate to more than 300,000 shares of common stock.

In March 2012, we granted long-term incentive compensation to our named executive officers in the following amounts: Mr. Fogarty (15,517 shares of restricted stock and 77,485 options); Mr. Tremblay (4,170 shares of restricted stock and 20,821 options); Dr. Jung (3,695 shares of restricted stock and 18,449 options); Dr. Freund (3,431 shares of restricted stock and 17,131 options); and Mr. Duffy (3,167 shares of restricted stock and 15,813 options). The options have a ten-year term and vest in equal installments over three years. The restricted shares are subject to three-year cliff vesting. The total amount of these grants and the allocation between restricted stock awards and option grants were made with reference to Pearl Meyer’s review and to the long-term incentive policy described above. For 2012, the Compensation Committee granted equity incentive awards valued at multiples of the 2012 base salary for our named executive officers as follows (expressed for comparability as a percentage of base salary): Mr. Fogarty (200%), Mr. Tremblay (100%), Dr. Jung (100%), Dr. Freund (100%), and Mr. Duffy (100%). As noted, the committee settled on these levels of long-term incentive compensation in order to serve our goal of benchmarking total direct compensation to our named executive officers at or near the median for our peer group companies. Vesting and other terms of the grants were based upon the recommendation of Pearl Meyer based upon its market analyses.

In March 2013, we granted long-term incentive compensation to our named executive officers in the following amounts (performance shares reported at target levels): Mr. Fogarty (33,564 shares of restricted stock, 65,093 options and 33,564 performance units); Mr. Tremblay (7,551 shares of restricted stock, 14,646 options and 7,551 performance units); Dr. Jung (4,908 shares of restricted stock, 9,519 options and 4,866 performance units); Dr. Freund (4,908 shares of restricted stock, 9,519 options and 4,866 performance units); and Mr. Duffy (4,195 shares of restricted stock, 8,136 options and 4,195 performance units). The options have a ten-year term and vest in equal installments over three years. The restricted shares are subject to three-year cliff vesting. The performance units will vest three-years from the date of grant in an amount, if at least the threshold level of performance is achieved, ranging from 0.5x target to 2.0x target level depending on performance against the committee-established metric for the achievement of Adjusted EBITDA at ECRC†. The total amount of these grants and the allocation between restricted stock awards, option grants and performance unit awards were made with reference to Pearl Meyer’s review and to the long-term incentive policy described above. As noted, the committee settled on these levels of targeted long-term equity incentive compensation in order to serve our goal of benchmarking total annual compensation to our named executive officers at or near the median for our peer group companies. Vesting and other terms of the grants were based upon the recommendation of Pearl Meyer.

Comparing actual 2012 compensation to anticipated 2013 compensation, at target cash incentive compensation and vesting of performance units at target levels, annual long-term incentive equity grants would account for approximately 50% and 60% of total compensation, for 2012 and 2013 respectively, for Mr. Fogarty, and approximately 40% and 41% of aggregate total compensation, for 2012 and 2013 respectively, for our other

†	For a reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC, please refer to “Compensation Discussion and Analysis—Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC.”

named executive officers, excluding the CEO, as a group, which our Compensation Committee believes is consistent with our objective of paying a significant portion of total compensation as variable or performance-based compensation.

Fringe Benefits/Perquisites. We reimburse Dr. Freund (i) for travel expenses to his home country of Germany for himself and his spouse and up to two of his dependents once per year and (ii) for expenses related to tax preparation. We provide these perquisites to Dr. Freund because they aid us in retaining his valuable services and yet can be provided at relatively little cost to the company. No other material fringe benefits or perquisites were provided to our named executive officers in 2012.

Non-Qualified Benefit Restoration Plans. Our named executive officers who participate in our U.S. savings plan and/or U.S. pension plan are eligible to participate in a non-qualified defined benefit restoration plan and non-qualified defined contribution restoration plan, respectively. These non-qualified plans are intended to restore certain benefits that may not be provided under the tax-qualified savings plan and pension plan, respectively, due to certain limitations imposed on tax-qualified plans by the Internal Revenue Code.

Supplemental Disability Insurance. Commencing January 1, 2012, our senior managers and executives, including our named executive officers, commenced participation in a supplemental disability insurance program for which the premiums will be paid by the company. The plan provides disability income protection at 60% of base salary and annual cash incentive compensation with no maximum benefit. Annual premiums for our named executive officers ranged from $3,670 to $38,036. The Compensation Committee determined that the provision of this benefit was appropriate in order to provide competitive, market-based benefits to our named executive officers.

U.S. 401(k) Plan. Our named executive officers are eligible to participate in the Kraton Savings Plan, a broad-based tax-qualified savings plan providing for employer and employee contributions for employees employed within the United States.

U.S. Pension Plan. Our named executive officers who were hired prior to October 15, 2005, which include Mr. Fogarty and Dr. Freund, were afforded an opportunity to participate in our broad-based tax-qualified noncontributory pension plan. Employees hired on or after October 15, 2005 are not eligible to participate in the pension plan. The pension plan was amended in 2005 to provide participants with a choice, which was effective as of January 1, 2006, between (i) continuing to accrue benefits under the final average pay formula provided for under the pension plan or (ii) “freezing” benefits under the pension plan in exchange for an enhanced benefit under the Kraton Savings Plan. For participants who chose to receive the enhanced benefit under the Kraton Savings Plan, the final average earnings, service and social security benefit components of the pension formula (as defined in the plan) were frozen as of December 31, 2005. However, such participants will still be credited with service accumulated after December 31, 2005 for purposes of vesting of benefits under the pension plan.

Retiree Medical Benefits. Health and welfare benefits are provided to eligible employees in the United States, including our named executive officers, who retire from Kraton Performance Polymers. Retirees under the age of 65 are eligible for the same medical, dental, and vision plans as active employees. To be an eligible participant, employees must retire on or after age 50 with 80 “points” (age plus eligibility service is greater than or equal to 80) or retire on or after age 65 and have at least 10 years of eligibility service or retire due to a disability. The portion the company will pay for the post-retirement medical premium ranges from $7,000 to $10,000 per covered individual on an annual basis.

Components of Post-Employment Compensation

Executive Severance Program. In November 2011, we entered into agreements with our executives, including our named executive officers, terminating our existing employment agreements with those executives and implemented the Kraton Performance Polymers, Inc. Executive Severance Program. The Compensation

Committee’s rationale for this change was that having a policy instead of agreements with each individual executive provides us greater flexibility to react to changes in the marketplace. Also, a review of the practices of peer companies in the chemical industry and the peer group we use for benchmarking our executive compensation indicated that it was less common in the market to have individual employment agreements. The Compensation Committee provides severance because it is consistent with the market practice among our peer companies and, in the business judgment of the Compensation Committee, it is necessary for our recruitment and retention goals. In connection with the adoption of the severance program, each of the participants in the program executed a non-competition and confidentiality agreement with us.

The severance program provides for severance payments upon certain events terminating employment. In the event the named executive officer’s employment is terminated by us without “cause” or by the named executive officer for “good reason” (as each such term is defined in the severance program), the executive would be entitled to 18 months of salary, up to 18 months of medical benefit continuation and a lump-sum payment equal to 1.5 times the average bonus over the prior three years for Mr. Fogarty, and 12 months of base salary, up to 12 months medical benefit continuation and a lump-sum payment equal to one times the average bonus over the prior three years for all other named executive officers. In the event such termination occurs within one year immediately following a change in control of Kraton, the executive would be entitled to 36 months of salary, up to 36 months of medical benefit continuation and a lump-sum payment equal to three times the average bonus over the prior three years for Mr. Fogarty, and to 24 months of base salary, up to 24 months of medical benefit continuation and a lump-sum payment equal to two times the average bonus over the prior three years for all other named executive officers. The Compensation Committee elected these multiples based upon a market assessment of the severance benefits offered by our peer companies and a determination that these levels were consistent with market practice and, therefore, serve our recruitment and retention goals. In September 2012, the committee revisited the severance program, with the assistance of Pearl Meyer, to verify the continuing market competitiveness of the terms of the program.

Other Compensation Policies

Financial Restatement. The Kraton Performance Polymers Inc. 2009 Equity Incentive Plan and the Polymer Holdings LLC Cash Incentive Plan each provide that performance-based compensation granted under such plan is subject to a right of recapture. In the event that a determination that the achievement of a performance goal was based on incorrect data and such goal was in fact not achieved, any compensation under the respective plan that was paid on the basis of the purported achievement of such goal must be returned.

Executive Stock Ownership Guidelines. To further align the financial interests of our executives with those of our stockholders, our board of directors has adopted executive stock ownership guidelines. The policy applies to our Section 16 reporting persons under the Securities Exchange Act of 1934, which includes our named executive officers. Our guidelines provide that our executives own an amount of shares equal to a multiple of the executive’s annual base salary as follows:

Covered Executive	Ownership Target
CEO	5X
CFO	3X
VP Sales; VP Operations, VP Technology	1.5X
Other Executives	1X

Each executive covered by the guideline must comply with the ownership target within the five-year period commencing on January 1 of the year following the date on which such executive becomes subject to the guidelines. During this five-year period, the covered executives are expected to make reasonable progress, as determined by the Compensation Committee, toward their ownership targets. As of December 31, 2012, it was determined that all executives subject to the guidelines were making reasonable progress toward their respective ownership targets.

Trading in Our Stock Derivatives. Our Stock Trading Policy prohibits our employees, including our named executive officers, from speculative trading in our common stock, including the trading of stock derivatives.

Hedging and Pledging by Executive Officers and Directors. Our Stock Trading Policy prohibits the purchase by our directors or executive officers of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of equity securities of the Company held, directly or indirectly, by any director or executive officer. Our Stock Trading Policy prohibits pledging of any Kraton stock as security by our directors or executive officers.

Reconciliation of Net Income to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC.

We reconcile net income (loss) to EBITDA, Adjusted EBITDA and Adjusted EBITDA at ECRC as follows:

	Years ended December 31,
	2012	2011	2010
	(in thousands)
Net income (loss)	$(16,191)	$90,925	$96,725
Add:
Interest expense, net	29,303	29,884	23,969
Income tax expense	19,306	584	15,133
Depreciation and amortization expenses	64,554	62,735	49,220

EBITDA	$96,972	$184,128	$185,047
Add (deduct):
Settlement gain (a)	(6,819)	0	0
Property tax dispute (b)	6,211	0	0
Storm related charges (c)	2,481	0	0
Retirement plan settlement (d)	1,100	0	0
Restructuring and related charges (e)	1,359	1,755	6,387
Non-cash compensation expense	6,571	5,459	3,472
Impairment of long-lived assets (f)	5,434	0	0
Loss on extinguishment of debt (g)	0	2,985	0

Adjusted EBITDA	$113,309	$194,327	$194,906

Add (deduct):
Spread between FIFO and ECRC	30,533	(66,332)	(12,146)

Adjusted EBITDA at ECRC	143,842	127,995	182,760

(a)	Reflects the benefit of the LBI settlement, which is recorded in cost of goods sold.
(b)	Reflects a charge associated with the resolution of the property tax dispute in France, of which $5,646 is recorded in cost of goods sold and $565 is recorded in selling, general and administrative expenses.
(c)	Reflects the storm related charge at our Belpre, Ohio facility, which is recorded in cost of goods sold.
(d)	Reflects the retirement plan settlement charge associated with a disbursement from a benefit plan upon the retirement of an employee, which is recorded in selling, general and administrative expenses.
(e)	Includes charges related to severance expenses, fees associated with the public offering of our senior notes, secondary public offering of our common stock, consulting fees, charges associated with the restructuring of our European organization and evaluation of acquisition transactions.
(f)	Reflects the impairment of long-lived assets, of which $3.4 million and $2.0 million were associated with the HSBC facility and other long-term assets, respectively.
(g)	Reflects the loss on extinguishment of debt arising from the 2011 refinancing.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis included in this proxy statement. Based upon such review, the related discussions and such other matters deemed relevant and appropriate to the Compensation Committee, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee:

Richard C. Brown, Chairman

Anna C. Catalano

Dan F. Smith

Karen A. Twitchell

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table provides information concerning compensation we paid or accrued on behalf of our principal executive officer, principal financial officer and the other three most highly compensated executive officers serving at December 31, 2012, who are sometimes referred to herein as our “named executive officers.” In accordance with SEC rules, we exclude changes in pension value and non-qualified deferred compensation earnings from our determination of our most highly-compensated executive officers.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(3)	Non-equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Kevin M. Fogarty	2012	726,250	—	440,993	1,029,001	535,600	2,032	145,419	2,879,295
President and Chief Executive Officer	2011	700,000	—	615,416	1,470,004	668,938	2,432	112,614	3,569,404
	2010	575,000	—	—	1,244,594	872,850	1,388	46,958	2,740,790

Stephen E. Tremblay	2012	390,000	—	118,511	276,503	153,800	—	47,380	986,194
Vice President and Chief Financial Officer	2011	375,000	—	164,829	393,762	181,758	—	36,011	1,151,360
	2010	375,000	—	—	259,291	267,867	—	22,500	924,658

Holger R. Jung	2012	350,000	—	105,012	245,003	110,700	—	30,873	841,588
Vice President, Sales and Marketing	2011	279,775	219,090	158,557	367,499	—	—	43,983	1,068,904

Lothar P. F. Freund	2012	325,000	—	97,509	227,500	139,400	1,175	64,570	855,154
Vice President, Technology	2011	325,000	—	142,861	341,258	128,477	1,502	55,730	994,828
	2010	300,000	—	—	155,572	217,388	899	40,095	713,954

Stephen W. Duffy	2012	300,000	—	90,006	209,997	108,500	—	34,461	742,964
Vice President, Secretary and General Counsel	2011	300,000	—	87,906	209,998	127,875	—	30,403	756,182
	2010	300,000	—	—	129,645	218,419	—	18,000	666,064

(1)	Amounts set forth in the Stock Awards and Option Awards columns represent the aggregate grant date fair value with respect to restricted stock awards and option awards, in accordance with the Financial Accounting Standards Board ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 3, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	This column consists of awards of restricted shares granted pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan.
(3)	This column consists of awards of options to purchase shares of our common stock granted pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan.
(4)	Amounts listed in this column for 2012 consist of cash incentive payments pursuant to the Polymer Holdings LLC Cash Incentive Plan. Please see the discussion of the specific components of the incentive compensation plan under Compensation Discussion and Analysis—Components of Total Direct Compensation—Targeted Annual Cash Incentive Compensation.
(5)	All amounts in this column reflect the aggregate change in the actuarial present value of the named executive officer’s accumulated benefit under our pension plan during the applicable periods. Our named executive officers do not earn above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified.
(6)	Amounts in this column consist of (a) contributions to the savings plan by Kraton on behalf of Messrs. Fogarty, Tremblay, Jung, Freund and Duffy in the amounts of $107,383, $34,305, $26,708, $45,348 and $25,673, respectively; (b) for Dr. Jung, a company provided medical exam in the amount of $495; (c) for Dr. Freund, reimbursement in the amount of $19,222 for travel expenses to his home country of Germany for himself and his direct family members; and (d) for Messrs. Fogarty, Tremblay, Jung and Duffy premiums for supplemental disability insurance in the amounts of $38,036, $13,074, $3,670 and $8,788, respectively.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2012 with respect to compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
	(a)		(b)	(c)
Equity compensation plans approved by stockholders	1,535,655	(2)	23.23	2,730,598
Equity compensation plans not approved by stockholders	—		—	—
Total:	1,535,655		23.23	2,730,598

(1)	Represents securities remaining available for future issuance under the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan.
(2)	339,659 of these options, warrants and rights were issued under the 2004 TJ Chemical Holdings LLC 2004 Option Plan. Stockholder approval of this plan occurred prior to our initial public offering.

2012 Grants of Plan-Based Awards

The following table provides details regarding plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2012.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stocks or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh) (4)	Grant Date Fair Value of Stock and Option Awards ($) (5)
		Threshold ($)	Target ($)	Maximum ($)
(a)	(b)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Kevin M. Fogarty	—	367,500	735,000	1,470,000	—	—	—	—
	3/5/2012	—	—	—	15,517	—	—	440,993
	3/5/2012	—	—	—	—	77,485	$28.42	1,029,001
Stephen E. Tremblay	—	118,500	237,000	474,000	—	—	—	—
	3/5/2012	—	—	—	4,170	—	—	118,511
	3/5/2012	—	—	—	—	20,821	$28.42	276,503
Holger R. Jung	—	87,500	175,000	350,000	—	—	—	—
	3/5/2012	—	—	—	3,695	—	—	105,012
	3/5/2012	—	—	—	—	18,449	$28.42	245,003
Lothar P. F. Freund	—	81,250	162,500	325,000	—	—	—	—
	3/5/2012	—	—	—	3,431	—	—	97,509
	3/5/2012	—	—	—	—	17,131	$28.42	227,500
Stephen W. Duffy	—	75,000	150,000	300,000	—	—	—	—
	3/5/2012	—	—	—	3,167	—	—	90,006
	3/5/2012	—	—	—	—	15,813	$28.42	209,997

(1)	These columns provide information on potential payouts under the Polymer Holdings LLC Cash Incentive Plan. For information on the amounts actually earned, see the “2012 Summary Compensation Table.” For a discussion of the applicable performance criteria, see Compensation Discussion and Analysis—Components of Total Direct Compensation—Targeted Annual Cash Incentive Compensation, above.

(2)	This column reflects grants of restricted stock to each of our named executive officers under our Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan. In each case, such shares are subject to three-year cliff vesting.
(3)	This column reflects grants of non-qualified stock options to each of our named executive officers under our Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan. Such options vest ratably over three years and have a ten year term.
(4)	The exercise price of these option awards is determined pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan by averaging the high and low price of our common shares on the New York Stock Exchange on the trading day immediately preceding the grant date.
(5)	The grant-date fair value for each award is computed in accordance with ASC 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 3, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012.

2012 Outstanding Equity Awards at the Fiscal Year End

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2012.

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)
Kevin M. Fogarty	81,430	—	13.51	6/19/2018	—	—
	71,047	106,572	14.46	1/3/2020	—	—
	27,700	55,398	37.11	3/7/2021	—	—
	—	—	—	—	16,977	407,957
	—	—	—	—	15,517	372,874
	—	77,485	28.42	3/5/2022	—	—

Stephen E. Tremblay	12,619	—	13.51	6/19/2018	—	—
	14,801	22,203	14.46	1/3/2020	—	—
	7,420	14,839	37.11	3/7/2021	—	—
	—	—	—	—	4,547	109,264
	—	—	—	—	4,170	100,205
	—	20,821	28.42	3/5/2022	—	—

Holger R. Jung	6,586	13,172	36.98	3/14/2021	—	—
	—	—	—	—	4,260	102,368
	—	—	—	—	3,695	88,791
	—	18,449	28.42	3/5/2022	—	—

Lothar P. F. Freund	23,809	—	13.51	6/19/2018	—	—
	8,880	13,322	14.46	1/3/2020	—	—
	6,431	12,860	37.11	3/7/2021	—	—
	—	—	—	—	3,941	94,702
	—	—	—	—	3,431	82,447
	—	17,131	28.42	3/5/2022	—	—

	Option Awards (1)				Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
(a)	(b)	(c)	(e)	(f)	(g)	(h)

Stephen W. Duffy	—	11,102	14.46	1/3/2020	—	—
	3,957	7,914	37.11	3/7/2021	—	—
	—	—	—	—	2,425	58,273
	—	—	—	—	3,167	76,103
	—	15,813	28.42	3/5/2022	—	—

(1)	All options granted prior to our initial public offering in December 2009 were granted pursuant to the TJ Chemical Holdings LLC 2004 Option Plan. Options granted from January 2010 forward were granted pursuant to the Kraton Performance Polymers, Inc. 2009 Equity Incentive Plan. Options granted in January 2010 vest over five years. Options granted in March 2011 and 2012 vest over three years. The vesting of the option grants set forth above is as follows:

•

With respect to Mr. Fogarty’s unvested options granted on January 3, 2010, 35,524 vested on January 3, 2013, and 35,524 will vest on each of January 3, 2014 and 2015, subject to Mr. Fogarty’s remaining continuously employed by us through the vesting date. With respect to Mr. Fogarty’s unvested options granted on March 7, 2011, 27,699 vested on March 7, 2013, and 27,699 will vest on March 7, 2014, subject to Mr. Fogarty’s remaining continuously employed by us through the vesting date. With respect to Mr. Fogarty’s unvested options granted on March 5, 2012, 25,829 vested on March 5, 2013 and 25,828 will vest on each of March 5, 2014 and 2015, subject in each case to Mr. Fogarty’s remaining continuously employed by us through the vesting date.

•

With respect to Mr. Tremblay’s unvested options granted on January 3, 2010, 7,401 vested on January 3, 2013, and 7,401 will vest on each of January 3, 2014 and 2015, subject to Mr. Tremblay’s remaining continuously employed by us through the vesting date. With respect to Mr. Tremblay’s unvested options granted on March 7, 2011, 7,419 vested on March 7, 2013, and 7,420 will vest on March 7, 2014, subject to Mr. Tremblay’s remaining continuously employed by us through the vesting date. With respect to Mr. Tremblay’s unvested options granted on March 5, 2012, 6,941 vested on March 5, 2013 and 6,940 will vest on each of March 5, 2014 and 2015, subject in each case to Mr. Tremblay’s remaining continuously employed by us through the vesting date.

•

With respect to Dr. Jung’s unvested options granted on March 14, 2011, 6,586 vested on March 14, 2013, and 6,586 will vest on March 14, 2014, subject to Dr. Jung’s remaining continuously employed by us through the vesting date. With respect to Dr. Jung’s unvested options granted on March 5, 2012, 6,150 vested on March 5, 2013, 6,149 will vest on March 5, 2014 and 6,150 will vest on March 5, 2015, subject in each case to Dr. Jung’s remaining continuously employed by us through the vesting date.

•

With respect to Dr. Freund’s unvested options granted on January 3, 2010, 4,441 vested on January 3, 2013, 4,440 will vest on January 3, 2014 and 4,441 will vest on January 3, 2015, subject to Dr. Freund’s remaining continuously employed by us through the vesting date. With respect to Dr. Freund’s unvested options granted on March 7, 2011, 6,430 vested on March 7, 2013, and 6,430 will vest on March 7, 2014, subject to Dr. Freund’s remaining continuously employed by us through the vesting date. With respect to Dr. Freund’s unvested options granted on March 5, 2012, 5,711 vested on March 5, 2013, and 5,710 will vest on each of March 5, 2014 and 2015, subject in each case to Dr. Freund’s remaining continuously employed by us through the vesting date.

•

With respect to Mr. Duffy’s unvested options granted on January 3, 2010, 3,701 vested on January 3, 2013, 3,700 will vest on January 3, 2014, and 3,701 will vest on January 3, 2015, subject in each case to Mr. Duffy’s remaining continuously employed by us through the vesting date. With respect to Mr. Duffy’s unvested options granted on March 7, 2011, 3,957 vested on March 7, 2013, and 3,957 will vest on March 7, 2014, subject to Mr. Duffy’s remaining continuously employed by us through the vesting date. With respect to Mr. Duffy’s unvested options granted on March 5, 2012, 5,271 vested on March 5, 2013, and 5,271 will vest on each of March 5, 2014 and 2015, subject in each case to Mr. Duffy’s remaining continuously employed by us through the vesting date.

(2)	Each of our named executive officers has received restricted stock grants having a three year cliff vest. The vesting of the restricted stock grants set forth in the table above is as follows:

•

Mr. Fogarty received a grant of 16,977 restricted shares on March 7, 2011, which will vest on March 7, 2014, and a grant of 15,517 restricted shares on March 5, 2012, which will vest on March 5, 2015, subject in each case to Mr. Fogarty’s remaining continuously employed by us through the vesting date.

•

Mr. Tremblay received a grant of 4,547 restricted shares on March 7, 2011, which will vest on March 7, 2014, and a grant of 4,170 restricted shares on March 5, 2012, which will vest on March 5, 2015, subject in each case to Mr. Tremblay’s remaining continuously employed by us through the vesting date.

•

Dr. Jung received a grant of 4,260 restricted shares on March 14, 2011, which will vest on March 14, 2014, and a grant of 3,695 restricted shares on March 5, 2012, which will vest on March 5, 2015, subject to Dr. Jung’s remaining continuously employed by us through the vesting date.

•

Dr. Freund received a grant of 3,941 restricted shares on March 7, 2011, which will vest on March 7, 2014, and a grant of 3,431 restricted shares on March 5, 2012, which will vest on March 5, 2015, subject to Dr. Freund’s remaining continuously employed by us through the vesting date.

•

Mr. Duffy received a grant of 2,425 restricted shares on March 7, 2011, which will vest on March 7, 2014, and a grant of 3,167 restricted shares on March 5, 2012, which will vest on March 5, 2015, subject to Mr. Duffy’s remaining continuously employed by us through the vesting date.

(3)	The market value of shares that have not yet vested is calculated based on our closing price on December 31, 2012, the last trading day of the year, which was $24.03.

2012 Option Exercises and Stock Vested Table

The following table sets forth information regarding equity awards held by our named executive officers exercised or vested during fiscal year 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Kevin M. Fogarty	—	—	37,004	874,775
Stephen E. Tremblay	—	—	14,802	349,919
Holger R. Jung	—	—	—	—
Lothar P. F. Freund	10,000	85,129	—	—
Stephen W. Duffy	3,700	42,698	—	—

(1)	The value realized on exercise is calculated by multiplying the number of options exercised by the difference between the market price of the underlying securities at exercise and the exercise price of the option.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock by the fair market value of the underlying shares on the vesting date.

2012 Pension Benefits

The following table sets forth information regarding participation of our named executive officers in our pension plans.

Name	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Kevin M. Fogarty	Pension Plan	0.60	10,706	—
	Pension Benefit Restoration Plan	—	—	—
Stephen E. Tremblay	Pension Plan	—	—	—
	Pension Benefit Restoration Plan	—	—	—
Holger R. Jung	Pension Plan	—	—	—
	Pension Benefit Restoration Plan	—	—	—
Lothar P. F. Freund	Pension Plan	0.34	7,464	—
	Pension Benefit Restoration Plan	—	—	—
Stephen W. Duffy	Pension Plan	—	—	—
	Pension Benefit Restoration Plan	—	—	—

U.S. Pension Plan

We maintain a tax-qualified noncontributory defined benefit pension plan that covers our U.S. eligible employees hired prior to October 15, 2005, our former employees and our retirees. See Note 13, Employee Benefits, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012. We make contributions to the plan on behalf of our eligible employees. Employees do not make contributions to the plan. The pension plan is intended to qualify under Section 401 of the Internal Revenue Code.

The normal retirement benefit formula for participants is approximately 1.6% of the participant’s average final compensation multiplied by his years of accredited service, minus a percentage of benefits received under social security. The company does not have a policy of granting extra years of service. The primary elements of compensation that are included in applying the payment and benefit formulae are (i) base salary, including salary deferrals, and (ii) non-deferred payments under incentive compensation plans prior to a participant’s separation from service, provided that no more than three consecutive payments of incentive compensation are taken into account.

Participants become eligible to begin receiving payments when they reach the “normal” retirement age of 65. Under certain circumstances participants are eligible to receive payments at early retirement; however, under no circumstances can a participant be qualified for early retirement before the age of 45. None of our named executive officers is currently eligible for early retirement under the terms of the pension plan or the pension benefit restoration plan described below. Benefits under the pension plan for Messrs. Fogarty and Freund were frozen as of December 31, 2005; however, they continue to accumulate years of credited service for purposes of vesting under the plan. The other named executive officers do not participate in the pension plan.

Pension Benefit Restoration Plan

Certain participants in the tax-qualified pension plan, including the participating named executive officers, are eligible to participate in a non-qualified pension benefit restoration plan, which is intended to restore certain benefits that may not be provided under the pension plan due to certain limitations that are imposed on tax-qualified plans under the Internal Revenue Code. The terms set forth above with regard to the pension plan also apply to the pension benefit restoration plan, which is generally designed to mirror the pension plan.

2012 Nonqualified Deferred Compensation

The following table sets forth information regarding participation of our named executive officers in our non-qualified deferred compensation plans. Amounts set forth in the table are under our Deferred Compensation and Restoration Plan.

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Kevin M. Fogarty	36,575	82,383	24,772	—	267,909
Stephen E. Tremblay	19,305	19,305	3,306	—	81,971
Holger R. Jung	13,895	11,708	674	—	31,619
Lothar P. F. Freund	11,417	20,348	3,333	—	79,473
Stephen W. Duffy	10,673	10,673	2,280	—	54,314

(1)	Amounts set forth in this column were reported in “All Other Compensation” in our “2012 Summary Compensation Table.”
(2)	Our named executive officers do not earn above-market or preferential earnings on contributions under this plan, so these amounts were not reported in the “2012 Summary Compensation Table.” In 2012, our named executive officers invested in the following funds with the following annual rates of return: Fidelity Freedom Income Fund (6.40%); Fidelity Freedom 2030 (13.47%); Fidelity Freedom 2035 (14.45%); PIMCO High Yield ADM (14.27%); and Fidelity Mid-Cap Fund (14.93%).

Deferred Compensation and Restoration Plan

Our Deferred Compensation and Restoration Plan is intended to restore certain benefits that may not be provided under our tax-qualified savings plan due to limitations under the Internal Revenue Code on tax-qualified plans. We amended our benefits restoration plan and discontinued our deferred compensation plan effective January 1, 2013.

For 2012 and years prior, our Deferred Compensation and Benefits Restoration Plan functioned as follows. Prior to the commencement of each plan year, participants made elections to defer any portion of their base compensation (including all amounts paid by the company for services rendered, but excluding any amounts paid for overtime, commissions, severance payments, bonus compensation or the value of any stock option granted) under both the savings plan and the Deferred Compensation and Restoration Plan. Deferrals were notionally invested in accordance with the participant’s investment elections in the company’s savings plan. Contributions by both Kraton and the participant were made to the tax-qualified savings plan until the maximum amount permitted by law has been contributed to such plan, after which time contributions were made to the Deferred Compensation and Restoration Plan. Distributions made pursuant to the Deferred Compensation and Restoration Plan were only made in connection with the participant’s separation from service or death, provided that in certain circumstances, the company may grant a hardship distribution in accordance with the requirements of the Internal Revenue Code.

Effective January 1, 2013, our Benefits Restoration Plan offers participants the opportunity to defer a portion of their base compensation in excess of the compensation limit under the Internal Revenue Code (“compensation limit”) that applies to our tax-qualified 401(k) plan (“deferral contributions”). Deferral contributions are limited to the matched contribution percentage of the participant’s base compensation under our 401(k) plan. Participants receive employer matching contributions under our Benefits Restoration Plan on their deferral contributions based on the employer matching contribution formula under our 401(k) plan. Also, participants have the opportunity to receive non-elective employer contributions under our Benefits Restoration Plan based on the enhanced employer contribution formula under our 401(k) plan based on their base compensation in excess of the compensation limit. To make deferral contributions, a participant must complete a deferral election prior to January 1st of the plan year during which the deferrals will be made. Deferrals and employer contributions are credited to a bookkeeping account and notionally invested in accordance with the participant’s investment elections in the investment options selected for the plan.

A participant’s deferral contributions (and earnings thereon) made under the Benefits Restoration Plan on and after January 1, 2013 will be paid to the participant in a lump sum cash payment 183 days after the participant’s separation from service date. Deferral contributions (and earnings thereon) made prior to 2013 are subject to the terms and conditions of the plan and the participant’s deferral elections in effect at the time the amounts were contributed to the plan, including with respect to the form of payment of the participant’s pre-2013 benefits.

Termination and Change in Control Payments

The following tables set forth the estimated value of payments and benefits that our named executive officers would be entitled to receive assuming certain terminations of employment and/or assuming a change in control of Kraton, in each case occurring on December 31, 2012, in addition to the amounts they would be entitled to receive pursuant to the pension plan, the pension benefit restoration plan and the deferred compensation and restoration plan, each as described above, as well as benefits available generally to salaried employees. Excluded from the tables below are payouts under the Executive Deferred Compensation Plan, a plan formerly available to our executives, now frozen, under which they were allowed to defer a portion of their annual cash bonus, which was invested in phantom shares of Kraton common stock that are to be issued six months after the executive’s separation from service.

The following tables reflect amounts that would be due to our named executive officers under the Kraton Performance Polymers, Inc. Executive Severance Program as it existed on December 31, 2012. Additional description of the Executive Severance Program immediately follows these tables.

Kevin M. Fogarty

In addition to the amounts set forth in the table below, on the first day of the seventh month from his date of separation, Mr. Fogarty would be entitled to the issuance of 27,809 shares of Kraton common stock based on phantom shares of Kraton common stock Mr. Fogarty holds as a result of deferrals of bonus compensation he had previously made under the terms of the Executive Deferred Compensation Plan and as a result of a grant of phantom stock prior to our initial public offering.

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards ($) (4)	Continuation of Medical Benefits ($)	Total ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (1)	1,873,394	—	31,556	1,904,950
By us without cause or by executive for good reason within one year after a change in control (2)	3,746,788	1,800,725	63,112	5,610,624
Upon Disability or Death (3)	513,929	—	—	513,929
Upon a Change in Control	—	—	—	—

(1)

Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason,” Mr. Fogarty is entitled to (i) continuation of base salary for 18 months, (ii) a lump sum cash payment equal to 1.5 times Mr. Fogarty’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 18 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 18 months).
(2)	Upon termination of Mr. Fogarty’s employment by us without cause or by Mr. Fogarty for “good reason” within one year after a change in control, Mr. Fogarty is entitled to (i) continuation of base salary for 36 months, (ii) a lump sum cash payment equal to three times Mr. Fogarty’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 36 months (such benefits cease when Mr. Fogarty becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 36 months).
(3)	Upon termination of Mr. Fogarty’s employment due to Disability or Death, Mr. Fogarty, or his estate, is entitled to a lump sum cash payment equal to the product of Mr. Fogarty’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days Mr. Fogarty worked in the year in which the termination event occurred and the denominator of which is 365.
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options and restricted shares held by Mr. Fogarty vest immediately in the event of termination of Mr. Fogarty’s employment by us without “cause” within one year following a change in control. This value represents an amount equal to the number of shares underlying all of Mr. Fogarty’s unvested restricted stock and stock options as of December 31, 2012 multiplied (i) in the case of restricted stock, by the closing market price of our common stock on December 31, 2012 ($24.03), which was the last trading day of fiscal 2012, and (ii) in the case of stock options, by the spread between the closing market price of our common stock on December 31, 2012 ($24.03) and the applicable exercise price of each stock option.

Stephen E. Tremblay

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards ($) (4)	Continuation of Medical Benefits ($)	Total ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (1)	539,232	—	14,524	553,756
By us without cause or by executive for good reason within one year after a change in control (2)	1,078,464	421,952	29,247	1,529,663
Upon Disability or Death (3)	144,232	—	—	144,232
Upon a Change in Control	—	—	—	—

(1)	Upon termination of Mr. Tremblay’s employment by us without cause or by Mr. Tremblay for “good reason,” Mr. Tremblay is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times Mr. Tremblay’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when Mr. Tremblay becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(2)	Upon termination of Mr. Tremblay’s employment by us without cause or by Mr. Tremblay for “good reason” within one year after a change in control, Mr. Tremblay is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Mr. Tremblay’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Mr. Tremblay becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).

(3)	Upon termination of Mr. Tremblay’s employment due to Disability or Death, Mr. Tremblay, or his estate, is entitled to a lump sum cash payment equal to the product of Mr. Tremblay’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days Mr. Tremblay worked in the year in which the termination event occurred and the denominator of which is 365.
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options and restricted shares held by Mr. Tremblay vest immediately in the event of termination of Mr. Tremblay’s employment by us without “cause” within one year following a change in control. This value represents an amount equal to the number of shares underlying all of Mr. Tremblay’s unvested restricted stock and stock options as of December 31, 2012 multiplied (i) in the case of restricted stock, by the closing market price of our common stock on December 31, 2012 ($24.03), which was the last trading day of fiscal 2012, and (ii) in the case of stock options, by the spread between the closing market price of our common stock on December 31, 2012 ($24.03) and the applicable exercise price of each stock option.

Holger R. Jung

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards ($) (4)	Continuation of Medical Benefits ($)	Total ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (1)	472,030	—	18,931	490,961
By us without cause or by executive for good reason within one year after a change in control (2)	944,060	191,159	37,862	1,173,081
Upon Disability of Death (3)	122,030	—	—	122,030
Upon a Change in Control	—	—	—	—

(1)	Upon termination of Dr. Jung’s employment by us without cause or by Dr. Jung for “good reason,” Dr. Jung is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times Dr. Jung’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when Dr. Jung becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(2)	Upon termination of Dr. Jung’s employment by us without cause or by Dr. Jung for “good reason” within one year after a change in control, Dr. Jung is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Dr. Jung’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Dr. Jung becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).
(3)	Upon termination of Dr. Jung’s employment due to Disability or Death, Dr. Jung, or his estate, is entitled to a lump sum cash payment equal to the product of Dr. Jung’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days Dr. Jung worked in the year in which the termination event occurred and the denominator of which is 365.
(4)

Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options and restricted shares held by Dr. Jung vest immediately in the event of termination of Dr. Jung’s employment by us without “cause” within one year following a change in control. This value represents an amount equal to the number of shares underlying all of Dr. Jung’s unvested restricted stock and stock options as of December 31, 2012 multiplied (i) in the case of restricted stock, by the closing market price of our common stock on December 31, 2012 ($24.03), which was the last trading day of fiscal 2012, and (ii) in the case of stock options, by the spread between the closing market price of our common stock on December 31, 2012 ($24.03) and the applicable exercise price of each stock option.

Lothar P. F. Freund

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards ($) (4)	Continuation of Medical Benefits ($)	Total ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (1)	445,083	—	18,931	464,014
By us without cause or by executive for good reason within one year after a change in control (2)	890,166	304,641	37,862	1,232,669
Upon Disability or Death (3)	120,083	—	—	120,083
Upon a Change in Control	—	—	—	—

(1)	Upon termination of Dr. Freund’s employment by us without cause or by Dr. Freund for “good reason,” Dr. Freund is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times Dr. Freund’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when Dr. Freund becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(2)	Upon termination of Dr. Freund’s employment by us without cause or by Dr. Freund for “good reason” within one year after a change in control, Dr. Freund is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Dr. Freund’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Dr. Freund becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).
(3)	Upon termination of Dr. Freund’s employment due to Disability or Death, Dr. Freund, or his estate, is entitled to a lump sum cash payment equal to the product of Dr. Freund’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days Dr. Freund worked in the year in which the termination event occurred and the denominator of which is 365.
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options and restricted shares held by Dr. Freund vest immediately in the event of termination of Dr. Freund’s employment by us without “cause” within one year following a change in control. This value represents an amount equal to the number of shares underlying all of Dr. Freund’s unvested restricted stock and stock options as of December 31, 2012 multiplied (i) in the case of restricted stock, by the closing market price of our common stock on December 31, 2012 ($24.03), which was the last trading day of fiscal 2012, and (ii) in the case of stock options, by the spread between the closing market price of our common stock on December 31, 2012 ($24.03) and the applicable exercise price of each stock option.

Stephen W. Duffy

Triggering Event	Severance Payment ($)	Accelerated Vesting of Equity Awards ($) (4)	Continuation of Medical Benefits ($)	Total ($)
Termination of Employment:
By us for cause or resignation by executive without good reason	—	—	—	—
By us without cause or by executive for good reason (1)	415,431	—	21,037	436,469
By us without cause or by executive for good reason within one year after a change in control (2)	830,863	134,376	42,074	1,007,313
Upon Disability or Death (3)	115,431	—	—	115,431
Upon a Change in Control	—	—	—	—

(1)	Upon termination of Mr. Duffy’s employment by us without cause or by Mr. Duffy for “good reason,” Mr. Duffy is entitled to (i) continuation of base salary for 12 months, (ii) a lump sum cash payment equal to one times Mr. Duffy’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 12 months (such benefits cease when Mr. Duffy becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 12 months).
(2)	Upon termination of Mr. Duffy’s employment by us without cause or by Mr. Duffy for “good reason” within one year after a change in control, Mr. Duffy is entitled to (i) continuation of base salary for 24 months, (ii) a lump sum cash payment equal to two times Mr. Duffy’s average annual bonus paid over the prior three years and (iii) continuation of medical benefits for up to 24 months (such benefits cease when Mr. Duffy becomes entitled to benefits from a new employer, if any; however, for the purposes of this table, we have assumed such benefits shall continue for 24 months).
(3)	Upon termination of Mr. Duffy’s employment due to Disability or Death, Mr. Duffy, or his estate, is entitled to a lump sum cash payment equal to the product of Mr. Duffy’s average annual bonus paid over the prior three years, times a fraction, the numerator of which is the number of days Mr. Duffy worked in the year in which the termination event occurred and the denominator of which is 365.
(4)	Equity awards vest in accordance with the terms of the individual grant agreements with respect to each award. Options and restricted shares held by Mr. Duffy vest immediately in the event of termination of Mr. Duffy’s employment by us without “cause” within one year following a change in control. This value represents an amount equal to the number of shares underlying all of Mr. Duffy’s unvested restricted stock and stock options as of December 31, 2012 multiplied (i) in the case of restricted stock, by the closing market price of our common stock on December 31, 2012 ($24.03), which was the last trading day of fiscal 2012, and (ii) in the case of stock options, by the spread between the closing market price of our common stock on December 31, 2012 ($24.03) and the applicable exercise price of each stock option.

Severance Arrangements under Executive Severance Program

The executive severance program generally sets forth the severance, if any, a named executive officer is entitled to receive under specified circumstances. Any executive who is not party to an employment agreement with us is eligible to be named as a participant in the severance program. Participants are designated by the Compensation Committee each calendar year and are subject to removal from the program upon written notice from the committee. The severance program provides for the payment of severance benefits upon the occurrence of certain termination events. The provisions of the severance program that are related to payments on termination of employment or a change in control of Kraton are set forth in the tabular disclosure directly above under the heading “Termination and Change in Control Payments.”

Generally, the severance program defines “Cause” to mean (A) the executive’s continued failure substantially to perform the executive’s duties, provided that we cannot terminate the executive’s employment for Cause because of dissatisfaction with the quality of services provided by or disagreement with the actions taken by him or her in the good faith performance of his or her duties to our company; (B) failure to maintain his principal residence in the same metropolitan area as our principal headquarters, or elsewhere as mutually agreed; (C) theft or embezzlement of our company’s property; (D) executive’s conviction of or plea of guilty or no contest to (i) a felony or (ii) a crime involving moral turpitude; (E) the executive’s willful malfeasance or willful misconduct in connection with his or her duties or any act or omission which is materially injurious to the financial condition or business reputation of our company or any of its subsidiaries or affiliates; or (F) the executive’s breach of the restrictive covenants in any confidentiality, non-compete or non-solicitation agreement.

Generally, the severance program defines “Good Reason” to mean (A) our failure to pay the executive’s Base Salary or Annual Bonus (if any) when due; (B) a material reduction in the executive’s Base Salary, the Target Annual Bonus opportunity, or Employee Benefits, other than an across-the-board reduction; (C) a relocation of the executive’s primary work location more than 50 miles from Houston, TX, without written consent; or (D) a material reduction in the executive’s duties and responsibilities, provided that none of these events shall constitute Good Reason if it was an isolated and inadvertent action not taken in bad faith and if it is remedied by us within 30 days after receipt of written notice (or, if the matter is not capable of remedy within 30 days, then within a reasonable period of time following such 30-day period, provided that we have commenced remedy within said 30-day period).

Employee Confidentiality and Non-competition Agreements

Each of our named executive officers has entered into an Employee Confidentiality and Non-competition agreement containing confidentiality provisions and providing for customary restrictive covenants, including non-competition and non-solicitation provisions for a period of 12 months following termination of employment.

DIRECTOR COMPENSATION

The table below summarizes the compensation paid by us to our non-employee directors. We also reimburse our directors for travel, lodging and related expenses incurred in attending board or committee meetings and for directors’ education programs and seminars.

2012 Compensation of Directors

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Richard C. Brown (2)	80,000	69,998	149,998
Anna C. Catalano	70,000	69,998	139,998
Steven J. Demetriou (3)	77,500	69,998	147,498
Dominique Fournier	61,154	61,188	122,342
John J. Gallagher, III	70,000	69,998	139,998
Barry J. Goldstein (4)	85,000	69,998	154,998
Francis S. Kalman	70,000	69,998	139,998
Dan F. Smith (5)	200,000	—	200,000
Karen A. Twitchell	70,000	69,998	139,998

(1)	Amounts set forth in the Stock Awards column represent the aggregate grant date fair value with respect to grants of fully vested common stock in accordance with the Financial Accounting Standards Board ASC Topic 718 (disregarding the estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions used in calculating the fair value of our stock-based compensation, refer to Note 3, Share-Based Compensation, in the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012.
(2)	At December 31, 2012, Mr. Brown had 16,651 options outstanding, all of which were exercisable.
(3)	At December 31, 2012, Mr. Demetriou had 7,400 options outstanding, all of which were exercisable.
(4)	At December 31, 2012, Mr. Goldstein had 16,651 options outstanding, all of which were exercisable.
(5)	At December 31, 2012, Mr. Smith had 14,801 options outstanding, all of which were exercisable, and 22,202 shares of restricted stock, which vested on January 27, 2013.

2012 Director Compensation

During 2012, our non-management directors were compensated by a combination of retainers and grants of fully-vested Kraton common stock.

Retainers

Our non-management directors received retainers for serving on our board of directors as follows:

Position	Retainer ($)
Chairman of the Board	200,000
Board Member	70,000
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	7,500

Equity Awards

Mr. Smith was eligible to receive annual equity grants as determined by the board in its discretion. He did not receive an equity grant during 2012 because he had received an award of restricted stock after the company completed its initial public offering in 2010 that was intended to comprise Mr. Smith’s equity compensation for the three-year period from 2010-2012. In March 2012, all other non-management directors received a grant of $70,000 of our fully-vested common stock with Mr. Fournier’s pro-rated to reflect his joining our board in the first quarter of 2012.

2013 Director Compensation

For 2013, our board has adopted the following compensation program for our non-management directors under which these directors are to be compensated by a combination of retainers and grants of fully-vested Kraton common stock.

Retainers

Our non-employee directors will receive retainers for serving on our board of directors as follows:

Position	Retainer ($)
Board Member	80,000
Chairman of the Board	130,000
Audit Committee Chair	17,500
Compensation Committee Chair	12,500
Nominating and Corporate Governance Committee Chair	10,000

Equity Awards

All of our non-management directors received a grant of $70,000 of our common stock in March 2013.

Compensation Consultant

In November 2012, Pearl Meyer conducted an analysis of the director compensation of our peers, and the Nominating and Corporate Governance Committee used such data in preparing its recommendation to the Board of Directors for 2013 director compensation.

Director Stock Ownership Guidelines

To further align the financial interests of our directors with those of our stockholders, our board of directors has adopted stock ownership guidelines applicable to any director who is not subject to our executive stock ownership guidelines. Under these guidelines, each covered director should own shares of our stock valued at three times the total annual retainer for service on our board. The qualifying shares, compliance period and other relevant terms are identical to those under our executive stock ownership guidelines. For a further discussion of those provisions, see “Compensation Discussion and Analysis—Other Compensation Policies: Executive Stock Ownership Guidelines.” As of December 31, 2012, it was determined that all directors subject to the guidelines were making reasonable progress toward their respective ownership targets.

Indemnification of Officers and Directors and Limitation of Liability

Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on behalf of Kraton. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper personal benefit from their action as directors. We maintain liability insurance that insures our directors and officers against certain losses and that insures us against our obligations to indemnify our directors and officers.

In addition, we have entered into indemnification agreements with each of our directors and officers, including our named executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines, and settlement amounts incurred by the director or officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or officer. We are obligated to advance expenses under the agreements upon an indemnitee’s request, provided the indemnitee delivers an undertaking to repay any amounts advanced if it is ultimately determined that indemnification is not available under the agreement.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, we seek to align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals, while at the same time avoiding encouragement of unnecessary or excessive risk-taking. Elements of compensation paid to our named executive officers in 2012 included base salary, annual cash incentive compensation, long-term equity incentive compensation and other compensation. The Board of Directors invites you to review carefully the Compensation Discussion and Analysis and the tabular and other disclosures on executive compensation contained herein.

The board of directors recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed in this proxy statement pursuant to the compensation rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This proposal allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s compensation paid to our named executive officers. Your vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers as described in this proxy statement. The vote is advisory, which means that it is not binding on the Company, the board or the Compensation Committee. Your advisory vote will serve as an additional tool to guide the board of directors and the Compensation Committee in continuing to maintain the appropriate compensation programs to align executive compensation with the interests of Kraton and its stockholders. Accordingly, we and the board of directors welcome our stockholders’ views on this subject and will consider the outcome of this vote when making future decisions regarding executive compensation. The board of directors has adopted a policy that provides for annual “say on pay” advisory votes and expects the next say on pay vote will occur in 2014.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2013. While the Audit Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of KPMG LLP as our independent registered public accounting firm. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

KPMG LLP’s representatives are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they so desire, as well as to respond to appropriate questions asked by our stockholders.

The board of directors recommends that our stockholders vote “FOR” ratification of the selection of KPMG LLP as our independent registered public accounting firm.

Fees Paid to KPMG LLP

Audit Fees

During the years ended December 31, 2012 and 2011, the aggregate fees billed by KPMG LLP for the audit of our consolidated financial statements, review of our interim financial statements, review of our systems of internal control over financial reporting and statutory audits were $1.8 million and $1.8 million, respectively.

Audit-Related Fees

During the years ended December 31, 2012 and 2011, the aggregate fees for certain procedures performed by KPMG LLP that related to the performance of the audit or review of our financial statements and other professional services related to SEC registration statements, but are not reportable as Audit Fees were $0.2 million and $0.3 million, respectively.

Tax Fees

During the years ended December 31, 2012 and 2011, the aggregate fees billed by KPMG LLP for tax compliance, tax advice and tax planning services were $0.3 million and $0.3 million, respectively. Such fees related to consultations for certain tax matters with respect to our international operations.

All Other Fees

No other fees were billed by KPMG LLP during the years ended December 31, 2012 and 2011.

The services provided by KPMG LLP described in “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above, if any, were approved by the Audit Committee according to applicable SEC rules.

Auditor Independence

The Audit Committee has considered whether the provision of the above-noted non-audit services is compatible with maintaining the independence of the independent registered public accounting firm and has determined, based on advice from KPMG LLP, that the provision of such services has not adversely affected KPMG LLP’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee’s policy is that the committee shall pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair our auditor’s independence. Toward this end, our Audit Committee has identified certain services that will always require separate pre-approval on a case-by-case basis and has also provided for policy-based approvals by describing particular types of services that may be provided by our independent registered public accounting firm without consideration by the Audit Committee on a case-by-case basis. Unless a service is of a type that has received policy-based approval, as specifically identified in our pre-approval policy, the service will require separate approval by the Audit Committee.

Under our policy, the terms and fees for the annual financial statement audit and for the annual audit of our internal control over financial reporting always require separate approval on a case-by-case basis by the Audit Committee. The Audit Committee has granted policy-based pre-approval for other specified Audit Services, Audit-Related Services, Tax Services and All Other Services as scheduled in our pre-approval policy provided that in each case, such pre-approval is limited to $100,000 per engagement with an annual calendar-year aggregate limit on all pre-approved engagements of $500,000. All services to be provided by our independent registered public accounting firm are reviewed by the Audit Committee with the independent registered public accounting firm on a quarterly basis.

The Audit Committee may delegate pre-approval authority from time to time to one or more of its members in its discretion. Any committee member to whom pre-approval authority is delegated is required to report any pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee may not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to any member of our management.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee represents and assists the board in fulfilling its oversight responsibility relating to (i) the integrity of the company’s financial statements and financial reporting process and the company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the company with legal and regulatory requirements, including the company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out in the committee’s charter. The Audit Committee has the sole responsibility for the engagement and retention of the company’s independent registered public accounting firm and the approval of all audit and other engagement fees.

In discharging its responsibilities, the committee is not itself responsible for the planning or conducting of audits or for any determination that the company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. The company’s management is primarily responsible for its financial statements and the quality and integrity of the reporting process. The independent registered public accounting firm KPMG LLP is responsible for auditing those financial statements and for expressing an opinion on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States of America.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed our audited consolidated financial statements for the year ended December 31, 2012 and management’s report of the effectiveness of the company’s system of internal control over financial reporting with the company’s management and representatives of the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm its independence.

KPMG LLP audited the financial records of the company and its subsidiaries for the year ended December 31, 2012 and has served as our independent registered public accounting firm since 2001. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In reliance on its review of the audited consolidated financial statements, the review of the report of management on the effectiveness of Kraton’s internal control over financial reporting, the discussions referred to above and the receipt of the written disclosures referred to above, the Audit Committee has recommended to the board of directors that the audited consolidated financial statements be included in Kraton’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

Submitted by the Audit Committee:

Barry J. Goldstein, Chairman

John J. Gallagher, III

Francis S. Kalman

Karen A. Twitchell

OTHER BUSINESS

The board of directors is not aware of any other matter to be submitted at the Annual Meeting of Stockholders. If any other matter properly comes before the annual meeting, the persons named in the enclosed form of proxy generally will have discretionary authority to vote the shares thereby represented in accordance with their judgment.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings including this proxy statement, in whole or in part, the report of the Compensation Committee and the report of the Audit Committee included in this proxy statement shall not be incorporated by reference to any such filings.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2014 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2014 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 16, 2013, unless the date of our 2014 annual meeting is more than 30 days before or after June 5, 2014, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to The Secretary of the Company, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

A stockholder recommendation for nomination of a person for election to our board or a proposal for consideration at our 2014 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. The item to be brought before the meeting must be a proper subject for stockholder action. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary at the above address not later than March 7, 2014, nor earlier than February 5, 2014, unless the date of our 2014 annual meeting is more than 30 days before or more than 60 days after June 5, 2014, the anniversary of our 2013 annual meeting, in which case notice by the stockholder to be timely must be so delivered not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the meeting, the tenth day following the day on which public announcement of the date of such meeting is first made. Stockholder proposals or nominations must include specified information concerning the stockholder and the proposal or nominee as provided in our bylaws.

ADDITIONAL INFORMATION

Form 10-K

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, including the consolidated financial statements and schedules thereto, but not the exhibits.

Requests for copies of such report should be directed to Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032. Copies of any exhibit to the Form 10-K will be forwarded upon receipt of a written request addressed to our Director of Investor Relations.

Important Notice Regarding Internet Availability of Proxy Materials for the 2013 Annual Meeting to be held on June 5, 2013

Our proxy material relating to our 2013 Annual Meeting (notice, proxy statement, proxy and 2012 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.

Delivery of Documents to Stockholders Sharing an Address

No more than one annual report and proxy statement are being sent to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders at that address. Stockholders may request a separate copy of the most recent annual report and/or the proxy statement by writing to Director of Investor Relations, Kraton Performance Polymers, Inc., 15710 John F. Kennedy Boulevard, Suite 300, Houston, Texas 77032, or by calling Investor Relations at 281-504-4700. Requests will be responded to promptly. Stockholders sharing an address who desire to receive multiple copies, or who wish to receive only a single copy, of the annual report and/or the proxy statement may write the above address to request a change.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE URGE YOU TO VOTE BY TELEPHONE, OVER THE INTERNET OR BY MARKING, SIGNING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION CARD AS SOON AS POSSIBLE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

STEPHEN W. DUFFY,

Vice President, General Counsel and Secretary

HOUSTON, TEXAS

April 15, 2013

Kraton Performance Polymers, Inc.

2013 Annual Meeting of Stockholders

The Board of Directors Solicits this Proxy

PROXY

The undersigned hereby constitutes and appoints Kevin M. Fogarty, President and Chief Executive Officer of Kraton Performance Polymers, Inc., and Stephen E. Tremblay, Vice President and Chief Financial Officer of Kraton Performance Polymers, Inc., and each of them, acting in the absence of others, as proxies of the undersigned, with full power of substitution in the premises and with discretionary authority to each of them, to appear and vote, as designated herein, all shares of the common stock of Kraton Performance Polymers, Inc. held of record by the undersigned on April 8, 2013 at the Annual Meeting of Stockholders scheduled to be held at The Sheraton North Houston, 15700 John F. Kennedy Boulevard, Houston, Texas 77032 on June 5, 2013 at 2:00 p.m. central time, and at any and all postponements or adjournments thereof. The undersigned acknowledges receipt of the notice of and proxy statement for such annual meeting.

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.

-or-

TELEPHONE – Call toll-free 1-800-652-VOTE (1-800-652-8683) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

-or-

INTERNET – Access “www.investorvote.com/kra” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-652-VOTE (1-800-652-8683) or www.investorvote.com/kra until 1:00 a.m. eastern time on June 5, 2013.

The Board of Directors recommends a vote “FOR” each of the nominees listed in Proposal 1,

“FOR” Proposal 2, and “FOR” Proposal 3.

Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here  ☐

1.	To elect the nominees listed below as Class I Directors.

☐	FOR all Nominees

☐	FOR all Nominees EXCEPT:		To withhold authority to vote for any individual nominee(s), mark (1) the box to the left and (2) the box(es) next to the nominee(s) for which you wish to withhold authority.
	☐	Anna C. Catalano
	☐	Barry J. Goldstein
	☐	Dan F. Smith
☐	Withhold Authority for all Nominees

			For	Against	Abstain
2.	Advisory vote on the compensation of named executive officers		☐	☐	☐

		For	Against	Abstain
3.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for the 2013 fiscal year.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING

Our proxy material relating to our 2013 Annual Meeting (notice, proxy statement, proxy and 2012 Annual Report) will be available at “Investor Relations” on our website at www.kraton.com.

When properly executed, this proxy will be voted as designated herein by the undersigned. If no choice is specified, the proxy will be voted “FOR” the election of the nominees for Class I Director listed in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3 and according to the discretion of the proxy holders on any other matters that may properly come before the Annual Meeting or any and all postponements or adjournments thereof.

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in corporate name by duly authorized officer, giving full title as such and indicating full corporate name. If the signer is a partnership, please sign in partnership name by duly authorized person, giving full title as such and indicating full partnership name.